Exhibit 10.84

REIMBURSEMENT AGREEMENT

(Temporary Credit and Liquidity Program)

among

[HOUSING FINANCE AGENCY],

[TRUSTEE], as Trustee and Tender Agent,

FANNIE MAE

and

FEDERAL HOME LOAN MORTGAGE CORPORATION

Dated as of [CLOSING DATE], 2009

[HOUSING FINANCE AGENCY]
[NAME OF BONDS]
Concerning credit and liquidity support for the various Series of Bonds identified in Schedule 1 attached hereto.

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REIMBURSEMENT AGREEMENT

THIS REIMBURSEMENT AGREEMENT, dated as of [CLOSING DATE], 2009 (as the same may be amended and supplemented from time to time, this “Agreement”), by and among the [HOUSING FINANCE AGENCY] (the “Issuer”), [TRUSTEE], acting hereunder not in its individual capacity but solely as Tender Agent and Trustee (both said roles being defined herein as the “Trustee”), FANNIE MAE, a federally-chartered and stockholder-owned corporation organized and existing under the Federal National Mortgage Association Charter Act, 12 U.S.C. § 1716, et seq. (“Fannie Mae”) and FEDERAL HOME LOAN MORTGAGE CORPORATION, a shareholder-owned government sponsored enterprise organized under the laws of the United States (“Freddie Mac”) (Fannie Mae and Freddie Mac are herein referred to as the “GSEs” and, each, a “GSE”),

WITNESSETH:

WHEREAS, the Issuer has issued its [NAME OF BONDS], a portion of which is currently outstanding in the one or more Series and in the aggregate principal amounts identified in Schedule 1 hereto (each, a “Series of Bonds” and together the “Bonds”), pursuant to the [Indenture/Bond Resolution adopted by the Issuer on           ,           ], as heretofore amended and supplemented (as the same may be amended and supplemented from time to time hereafter, the “Indenture”);

WHEREAS, the Issuer wishes to enhance the liquidity of the Bonds by providing (i) credit support for the Bonds and (ii) liquidity support for the Bonds which are not remarketed upon certain tenders by the Bondholders or Beneficial Owners thereof on or prior to the last day of the Commitment Period (as hereinafter defined) as provided herein through purchases of Bonds by the GSEs, both from the proceeds of advances made pursuant to a Standby Irrevocable Temporary Credit and Liquidity Facility, dated as of [DATE] and issued by the GSEs (the “Credit and Liquidity Facility”);

WHEREAS, each of the GSEs is willing, upon the occurrence of certain events, to fund one-half of any required credit advance and to purchase one half of any of the outstanding Bonds tendered by the Bondholders or Beneficial Owners thereof and not successfully remarketed, upon the terms and conditions set forth in this Agreement and the Credit and Liquidity Facility; and

WHEREAS, in reliance upon the provisions hereof, the GSEs are willing to enter into this Agreement and to deliver the Credit and Liquidity Facility.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Specific Terms.  As used herein, the following terms have the meanings indicated below or in the referenced Section of this Agreement, unless the context clearly indicates otherwise:

“Act” means the governing law of the State pursuant to which the Issuer was created and exists and the Bonds were issued and are outstanding, as more particularly described in the Indenture.

“Administrator” means U.S. Bank National Association, acting as custodian, collection agent, paying agent and administrator pursuant to an Administration Agreement by and among the GSEs, the U.S. Department of the Treasury and the Administrator and relating to the Bonds which are held as Bank Bonds, or such successor or replacement as specified in writing by the GSEs to the Trustee and Issuer.

“Advance” shall have the meaning set forth in the Credit and Liquidity Facility.

“Affiliate” means, with respect to a Person, any Person (whether for-profit or not-for-profit), which “controls,” or is “controlled” by, or is under common “control” with such Person. For purposes of this definition, a Person “controls” another Person when the first Person possesses or exercises directly, or indirectly through one or more other affiliates or related entities, the power to direct the management and policies of the other Person, whether through the ownership of voting rights, membership, the power to appoint members, trustees or directors, by contract, or otherwise.

“Agreement” means this Reimbursement Agreement, as amended or supplemented.

“Alternate Liquidity Facility” for a Series of Bonds means a liquidity facility, self liquidity or other liquidity arrangement being substituted for the Credit and Liquidity Facility with respect to that Series of Bonds and which meets the requirements for such a facility or arrangement as set forth in the Indenture.

“Amount Available” shall have the meaning set forth in the Credit and Liquidity Facility.

“Annual Filing” means the annual financial information required to be provided by the Issuer pursuant to a continuing disclosure undertaking of the Issuer pursuant to Rule 15c2-12, which information shall be provided to the GSEs pursuant to Section 7.3 hereof as and when required by Rule 15c2-12, whether or not Rule 15c2-12 applies to the Bonds.

“Bank Bondholder” means the Administrator and any other Person to whom the Administrator has sold or otherwise transferred Bank Bonds pursuant to Section 3.5(a) hereof.

“Bank Bonds” means each Bond purchased with the proceeds of a Liquidity Advance or a Mandatory Tender Advance, until remarketed or deemed to be remarketed in accordance with Section 3.5(c) hereof.

“Bank Rate” means, for each day of determination with respect to any Bank Bond, except as otherwise provided in Section 3.2(a) hereof, from and including the Purchase Date of such Bank Bond, the Base Rate; provided that from and after the occurrence of an Event of Default, the Bank Rate shall equal the Default Rate, provided further that at no time shall the interest on Bank Bonds or the Default Rate be less than the interest rate on the Bonds that are not Bank Bonds.

“Base Rate” means, for any day, a fluctuating rate of interest per annum equal to the base or prime rate of JPMorgan Chase Bank, National Association, until such time as another “Money Center” bank is designated by the GSEs in their discretion by notice to the Issuer, plus 1.0%.

“Bond Counsel” means nationally recognized bond counsel selected by the Issuer.

“Bondholders” means the owners of the Bonds as further described in the Indenture.

“Bond Register” means a register recording the ownership of the Bonds maintained by the Trustee in accordance with the Indenture.

“Bonds” has the meaning set forth in the recitals hereof.

“Book Entry Bonds” means the Bonds, so long as the book entry system with DTC and its participants is used for determining ownership of the Bonds.

“Business Day” has the meaning set forth in the Credit and Liquidity Facility.

“CLF Effective Date for Series” shall mean with respect to a Series of Bonds, the date specified as such in Schedule 1.

“Credit and Liquidity Facility” means the Standby Irrevocable Temporary Credit and Liquidity Facility dated as of [DATE] issued by the GSEs and providing liquidity and credit support with respect to the Bonds, as the same may be amended from time to time.

“Credit Enhancement Advance” shall have the meaning set forth in the Credit and Liquidity Facility.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Period” means the period from the Effective Date hereof to and including the Termination Date.

“Custodian” means the Administrator, or such successor or replacement custodian as specified in writing by the GSEs to the Trustee and Issuer.

“Debt” of any Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person as lessee under capital leases, (e) all Debt of others secured by a lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (f) all Guarantees by such Person of Debt of other Persons.

“Default” means any occurrence, circumstance or event, or any combination thereof, which, with the lapse of time and/or giving of notice, would constitute an Event of Default.

“Default Rate” means the Base Rate from time to time in effect plus 2.0% per annum, commencing 14 days following the occurrence of an Event of Default, if not cured, provided that at no time shall the Default Rate be less than the interest rate on the Bonds that are not Bank Bonds.

“Differential Interest Amount” means, with respect to any Bank Bond, the excess of (a) interest which has accrued and could actually be paid on such Bank Bonds at the Bank Rate, as determined in accordance with Sections 3.2(a) and 4.1 hereof, up to but excluding the Business Day on which such Bank Bonds are purchased from the Bank Bondholder pursuant to Section 3.5(c) hereof, over (b) the interest accrued on such Bonds received by the Bank Bondholder as part of the Sale Price or otherwise paid to the Bank Bondholders.

“Dollars,” “US$,” and “U.S. Dollars” means the lawful currency of the United States of America.

“Draw Request” means a demand for payment delivered by the Trustee to the GSEs under the Credit and Liquidity Facility.

“DTC” means The Depository Trust Company, and its successors.

“Effective Date” shall mean the date on which this Agreement is executed and delivered by the GSEs.

“Eligible Bonds” means Bonds that bear interest at the seven day variable rate interest rate mode provided in the Indenture and which are not Bank Bonds or Bonds owned by or held on behalf of, for the benefit of or for the account of the Issuer or any Affiliate of the Issuer.

“Event of Default” has the meaning set forth in Article VIII hereof.

“Excess Bank Bond Interest” has the meaning set forth in Section 3.2(a) hereof.

“Expiration Date” shall have the meaning set forth in the Credit and Liquidity Facility.

“Fannie Mae” has the meaning set forth in the introductory paragraph hereof.

“Fitch” means Fitch Ratings, or any successor thereto.

“Freddie Mac” has the meaning set forth in the introductory paragraph hereof.

“Funds” and “Accounts” means all funds and accounts held by the Issuer and/or the Trustee under the Indenture as security for the Bonds.

“Governmental Agency” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity (including any zoning authority, the Federal Deposit Insurance Corporation or the Federal Reserve Board, any central bank or any comparable authority), or any arbitrator with authority to bind a party at law.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part).

“Hedge” means any interest rate swap, interest rate cap, interest rate collar or other arrangement, contractual or otherwise, which has the effect of an interest rate swap, interest rate collar or interest rate cap or which otherwise (directly or indirectly, derivatively or synthetically) hedges interest rate risk associated with being a debtor of variable rate debt, or any agreement or other arrangement to enter into any of the above on a future date or after the occurrence of one or more events in the future, including but not limited to those listed on Schedule 2 to this Agreement.

“Indenture” has the meaning given such term in the recitals hereof.

“Interest Component” has the meaning set forth in Section 3.1 hereof.

“Interest Portion” shall have the meaning set forth in the Credit and Liquidity Facility.

“Interest Payment Date” means, with respect to interest on each Series of Bonds, the dates set forth in Schedule 1 and with respect to interest payable on Bank Bonds, the first Business Day of each calendar month and each other interest payment date described in Section 3.1 hereof, unless otherwise required by the Indenture and, also, each date set forth in the Indenture for the payment of interest.

“Issuer” means the [HOUSING FINANCE AGENCY], and its successors.

“Issuer Bond Rating” means the long-term rating (without regard for any bond insurance or any other form of credit enhancement other than GNMA, Freddie Mac and Fannie Mae Mortgage-Backed Securities) assigned to the Bonds or Parity Debt by each Rating Agency then providing a long-term rating with respect to the Issuer.

“Lien” on any asset means any mortgage, deed of trust, lien, pledge, charge, security interest, hypothecation, assignment, deposit arrangement or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected or effective under applicable law, as well as the interest of a vendor or lessor under any conditional sale agreement, capital or finance lease or other title retention agreement relating to such asset.

“Liquidity Advance” shall have the meaning set forth in the Credit and Liquidity Facility.

“Mandatory Tender” shall have the meaning set forth in the Credit and Liquidity Facility.

“Mandatory Tender Advance” shall have the meaning set forth in the Credit and Liquidity Facility.

“Material Event Notices” means material event notices required to be provided by the Issuer pursuant to a continuing disclosure undertaking of the Issuer pursuant to Rule 15c2-12, which material event notices shall be provided to the GSEs pursuant to Section 7.3 hereof as and when required by Rule 15c2-12, whether or not Rule 15c2-12 applies to the Bonds.

“Maximum Rate” means, with respect to Bank Bonds, the lesser of (i) 15.00% per annum; or (ii) the maximum lawful rate of interest permitted by applicable law or the Indenture.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Official Statement” means the most recent Official Statement or Remarketing Statement of the Issuer pertaining to the Bonds as the same may be supplemented from time to time.

“Optional Tender” shall have the meaning set forth in the Credit and Liquidity Facility.

“Other Taxes” has the meaning set forth in Section 3.8(a) hereof.

“Outstanding” means Bonds treated as then outstanding and unpaid for purposes of the Indenture.

“Parity Debt” means other Debt, including bonds (excluding the Bonds), that is now or hereafter Outstanding under the terms of the Indenture; provided, that such Debt is secured on a parity with the Bonds pursuant to the Indenture.

“Participant(s)” means any bank(s), governmental entities or other financial institutions that may purchase from a GSE a participation interest in this Agreement pursuant to a participation agreement between such GSE and the Participant(s), through purchase of an interest in a grantor trust or otherwise.

“Payment Due Date” has the meaning set forth in Section 4.1(a) hereof.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a governmental or political subdivision or an agency or instrumentality thereof.

“Principal Portion” shall have the meaning set forth in the Credit and Liquidity Facility.

“Program Expenses” means costs and expenses of administering the Indenture and the security pledged thereunder and payable from Revenues at a priority which is senior to debt service on the Bonds.

“Proposed Determination” means a determination by the IRS or successor Governmental Agency which triggers administrative appeals rights.

“Purchase Date” means the date on which tendered Bonds are required to be purchased under the terms of the Indenture.

“Purchase Notice” has the meaning set forth in Section 3.5(b) hereof.

“Purchase Price” means, with respect to any Eligible Bond on any Purchase Date therefor, the unpaid principal amount thereof plus accrued interest thereon from and including the Interest Payment Date next preceding such Purchase Date to but excluding the Purchase Date thereof, in each case without premium; provided that accrued interest will not be included in the Purchase Price if the applicable Purchase Date is an Interest Payment Date; provided further the aggregate amount of Purchase Price constituting the Interest Component shall not exceed the Interest Portion specified in the Credit and Liquidity Facility.

“Purchaser” has the meaning set forth in Section 3.5(b) hereof.

“Rating Agencies” means S&P, Fitch and Moody’s.

“Rating Agency” means S&P, Fitch or Moody’s.

“Related Documents” means this Agreement, the Credit and Liquidity Facility, the Bonds, the Indenture, any investment agreement or repurchase agreement relating to security for the Bonds, any surety bond or other credit or liquidity support relative to the Bonds, any Hedge entered into with respect to the Bonds and payable on a parity therewith and the Remarketing Agreement, as the same may be amended or modified from time to time in accordance with their respective terms and the terms hereof.

“Remarketing Agent” for a Series of Bonds shall be as specified in Schedule 1 attached hereto, together with its successors and assigns.

“Remarketing Agreement” for a Series of Bonds means the remarketing agreement pursuant to which the Remarketing Agent is obligated to remarket such Series of Bonds, as such remarketing agreement is amended from time to time.

“Revenue Fund” means the trust account or accounts held by the Trustee under the Indenture and into which Revenues are deposited.

“Revenues” means all amounts received and receivable by the Trustee under the Indenture which amounts are pledged to payment of the Bonds.

“Rule 15c2-12” means Rule 15c2-12 promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Sale Date” has the meaning set forth in Section 3.5(b) hereof.

“Sale Price” has the meaning set forth in Section 3.5(b) hereof.

“Security” means, subject to the provisions of the Indenture, all of the Revenues with respect to the Bonds, all of the proceeds of the Bonds and any other amounts held in any Fund or Account established pursuant to the Indenture and all of the right, title and interest of the Issuer in each mortgage loan or mortgage-backed security (including all agreements entered into under each such agreement) relating to the Bonds. To the extent that there is any conflict between this definition of “Security” and the provisions of the Indenture, the provisions of the Indenture shall be deemed controlling.

“State” means the State or Commonwealth of [STATE].

“Taxes” has the meaning set forth in Section 3.8(a) hereof.

“Tender Agent” means [TRUSTEE] in its capacity as Tender Agent under the Indenture and any successor tender agent appointed for the Bonds.

“Termination Date” shall have the meaning set forth in the Credit and Liquidity Facility.

“Term Out” means the mandatory repayment of a Bank Bond as described in Section 4.1 hereof.

“Term Out Period” means the period commencing on the final day of the Commitment Period, and ending on the earlier of: (i) the tenth (10th) anniversary of the date on which the related Bank Bond becomes subject to a Term Out Period and (ii) the maturity date of such Bank Bond.

“Term Out Rate” means the Base Rate.

“Treasury” means the United States Department of the Treasury.

“Treasury’s Agent” means the agent designated by the Treasury to act on its behalf relative to this Agreement, initially, JPMorgan Chase Bank, National Association.

“Trustee” means [TRUSTEE], acting hereunder not in its individual capacity but solely as Trustee under the Indenture and any successor trustee appointed for the Bonds.

“Written” or “in writing” means any form of written communication or a communication by means of telex, telecopier device or telegraph.

Section 1.2. Incorporation of Certain Definitions by Reference.  Each capitalized term used herein and not defined herein shall have the meaning provided therefor in the Indenture, unless the context otherwise requires.

Section 1.3. Accounting Matters.  All accounting terms used herein without definition shall be interpreted in accordance with generally accepted accounting principles, and except as otherwise expressly provided herein all accounting determinations required to be made pursuant to this Agreement shall be made in accordance with generally accepted accounting principles.

Section 1.4. Interpretation.  All words used herein shall be construed to be of such gender or number as the circumstances require. Reference to any document means such document as amended or supplemented from time to time as permitted pursuant to its terms and the terms hereof. Reference herein to any Article or Section shall be deemed to be a reference to the corresponding Article or Section of this Agreement unless otherwise specified.

ARTICLE II

AGREEMENT TO DELIVER CREDIT AND LIQUIDITY FACILITY; REIMBURSEMENT

Section 2.1. Agreement to Execute and Deliver Credit and Liquidity Facility. Subject to the terms and conditions of this Agreement, the GSEs agree to issue and deliver the Credit and Liquidity Facility for the account of the Issuer in favor of the Trustee in the Amount Available. The Credit and Liquidity Facility will provide credit support and liquidity support for each Series of Bonds, as follows:

(a) Credit Support. The Credit and Liquidity Facility will provide standby credit enhancement for the Bonds in the form of Credit Enhancement Advances.

(b) Liquidity Support. The Credit and Liquidity Facility will provide standby liquidity for the Bonds in the form of Liquidity Advances and Mandatory Tender Advances.

(c) Expiration Date; Termination Date. The Credit and Liquidity Facility shall expire or terminate, with respect to a Series of Bonds, in accordance with its terms.

Section 2.2. Reimbursement Obligations: Credit Enhancement Advances.  The Issuer unconditionally agrees, without notice or demand, to pay to each GSE by no later than 2:00 p.m. Eastern time the amount of each Credit Enhancement Advance made by such GSE on the date of such Credit Enhancement Advance.

Section 2.3. Repayment of Liquidity Advances and Mandatory Tender Advances. Proceeds of Liquidity Advances and Mandatory Tender Advances shall be applied to the purchase of Bank Bonds as set forth below. The Issuer unconditionally agrees, without notice or demand, to make all payments with respect to the Bank Bonds as set forth in this Agreement.

Section 2.4. Payment Notices to GSEs.  For each payment with respect to an Advance, the Issuer shall provide or cause to be provided a Certificate for Issuer Reimbursement, appropriately completed and to the addressees listed thereon in the form of Exhibit A. For each payment required by this Agreement, other than with respect to Advances, the Issuer shall provide or cause to be provided, a Certificate of Issuer Payment, appropriately completed and to the addressees listed thereon, in the form of Exhibit B.

Section 2.5. Repayment of Excess Advances.  All proceeds of Advances which are not applied by the Trustee as required by this Agreement and the Credit and Liquidity Facility shall be immediately repaid to the GSEs, with, if repaid on a Business Day after the day the related Advance was made, interest at the federal funds rate announced by the Federal Reserve Bank of New York for the applicable day.

ARTICLE III

PURCHASE OF BONDS; FEES

Section 3.1. Purchase of Bonds.  Subject to the terms and conditions of the Credit and Liquidity Facility and this Agreement, the GSEs hereby agree from time to time to make Liquidity Advances and Mandatory Tender Advances in accordance with the Credit and Liquidity Facility up to the amount of the Amount Available and apply the same to the purchase, at the Purchase Price, of Eligible Bonds which are tendered pursuant to Optional Tenders or Mandatory Tenders and which, in either case, the Remarketing Agent has been unable to remarket or for which remarketing proceeds have not been received by the Remarketing Agent or the Tender Agent by the specified time set forth in the Indenture. Each GSE will pay said Purchase Price with its own funds and not with funds of the Issuer. The aggregate principal amount of all Bonds purchased on any Purchase Date shall not exceed either (x) the Principal Portion or (y) the principal amount of Bonds so tendered (in either case calculated without giving effect to any purchase of Bonds by the GSEs on such date) on such date. The aggregate amount of the Purchase Price comprising interest on Bonds (the “Interest Component”) purchased on any Purchase Date shall not exceed the lesser of (i) the Interest Portion on such date and (ii) the actual aggregate amount of interest accrued on each such Bond to such Purchase Date; provided that if the applicable Purchase Date is an Interest Payment Date, the amount described in this clause (ii) shall be reduced by the amount of interest payable on each such Eligible Bond on such Interest Payment Date. The GSEs shall promptly purchase any Bonds held by the prior liquidity provider at the close of business on the Effective Date (as defined in the Credit and Liquidity Facility) for the related Series of Bonds.

Section 3.2. Bank Bonds.  Any Bonds purchased by the GSEs pursuant to Section 3.1 hereof shall thereupon constitute Bank Bonds and have all of the characteristics of Bank Bonds as set forth herein and in the Indenture. All Bank Bonds shall bear interest at the Bank Rate as described below:

(a) Subject to the provisions of Section 3.2(c) hereof, all Bank Bonds shall bear interest at the Bank Rate; provided, however, at no time shall Bank Bonds bear interest in excess of the Maximum Rate. In the event that Bank Bonds would bear interest at a rate in excess of the Maximum Rate for any period, the GSEs shall receive interest on account of such Bank Bonds only at the Maximum Rate for such period (the difference between the interest payable to the GSEs if such Bank Bonds had continuously borne interest at the Bank Rate, and the interest actually paid to the GSEs at the Maximum Rate is hereinafter referred to as the “Excess Bank Bond Interest”). Notwithstanding any subsequent reduction in the Bank Rate, such Bank Bonds shall bear interest, from and after the date on which any Excess Bank Bond Interest is accrued, at the Maximum Rate until the earlier of (i) the date on which the interest paid to the GSEs on such Bank Bonds in excess of the Bank Rate, equals such Excess Bank Bond Interest and (ii) the date such Bank Bonds are redeemed or remarketed pursuant to the Indenture. The Issuer shall pay to the GSEs or the Bank Bondholder, as applicable, accrued interest, including any accrued but unpaid Excess Bank Bond Interest, on such Bank Bonds on each Interest Payment Date. On the first Business Day of each week, and otherwise upon the request of the Issuer, while any Excess Bank Bond Interest is outstanding the GSEs shall notify the Issuer of the amount of such accrued but unpaid Excess Bank Bond Interest; provided, however, the failure to so notify the Issuer shall not effect the accrual of or the obligation of the Issuer to pay the Excess Bank Bond Interest.

(b) Notwithstanding anything herein or in the Indenture to the contrary, all amounts owed to the GSEs with respect to Bank Bonds shall become immediately due and payable on the Payment Due Date if not repaid or otherwise declared due and payable prior to such date in accordance with the terms of the Indenture or of this Agreement.

(c) The Issuer agrees to pay to the GSEs, on demand, interest at the Default Rate on any and all amounts owed by the Issuer under this Agreement or under the Bank Bonds from and after the occurrence of an Event of Default.

(d) Interest on Bank Bonds shall be calculated on the basis of the actual number of days elapsed and a 365- or 366-day year, as the case may be.

Section 3.3. Method of Purchasing.

(a) The GSEs shall not have any responsibility for, or incur any liability in respect of, any act, or any failure to act, by the Trustee which results in the failure of the Trustee to effect the purchase of Bonds for the account of the GSEs with such funds provided pursuant to the Credit and Liquidity Facility. Unless the Bonds are Book Entry Bonds, Bonds purchased pursuant to this Section 3.3(a) shall be registered in the name of the Custodian or, if directed in writing by GSEs, a nominee or designee on the Bond Register and shall be promptly delivered by the Tender Agent to the Custodian to be held as Bank Bonds or as the GSEs may otherwise direct in writing and, prior to such delivery, shall be held by the Tender Agent as agent on behalf of the GSEs. If the Bonds purchased pursuant to this Section 3.3(a) are Book Entry Bonds, the beneficial ownership of such Bonds shall be credited to the account of the Custodian or, if directed in writing by the GSEs, another nominee or designee of the GSEs, maintained at DTC, and prior to the sale of any Bank Bond as provided in Section 3.5(a) hereof. The Interest Component of the Purchase Price paid for such Bonds shall accrue interest at the Bank Rate and shall be paid to the GSEs (or the applicable Bank Bondholder) on the next Interest Payment Date.

(b) In the event that any funds paid by the GSEs to the Trustee pursuant to the Credit and Liquidity Facility for the purposes set forth in Section 3.3(a) hereof shall not be required to be applied to the purchase of Bonds as provided herein, such funds shall be held and be returned to the GSEs as soon as practicable by the Trustee and until so returned shall be held in trust by the Trustee for the account of the GSEs. In the event that such funds are not returned to the GSEs in immediately available funds as provided in Section 3.10(a) hereof by 4:30 p.m. (Washington, D.C. time) on the same day on which such funds were advanced, the Issuer shall pay or cause to be paid to the GSEs interest on such funds, payable on demand and in any event on the date on which such funds are returned, at the rate specified in Section 2.5.

Section 3.4. Reduction, Reinstatement or Termination of Amount Available.  The Amount Available shall be reduced and reinstated and shall automatically terminate in accordance with the provisions of the Credit and Liquidity Facility.

Section 3.5. Sale of Bank Bonds Limited.

(a) Right to Sell Bank Bonds. The GSEs shall have no right to sell any Bank Bonds, except (i) directly or indirectly to the United States Department of the Treasury or (ii) pursuant to a remarketing of Bank Bonds in accordance with Section 3.5(c) hereof.

(b) Purchase Notices. Prior to 12:00 noon (Washington, D.C. time) on any Business Day on which a Bank Bondholder holds Bank Bonds, unless the Termination Date has occurred, the Remarketing Agent may deliver a notice (a “Purchase Notice”) to a Bank Bondholder as registered on the Bond Register and to the GSEs, the Trustee, the Tender Agent and the Issuer, stating that it has located a purchaser (the “Purchaser”) for some or all of the Bank Bonds and that such Purchaser desires to purchase on the Business Day following the Business Day on which a Bank Bondholder receives, prior to 12:00 noon (Washington, D.C. time), a Purchase Notice (a

“Sale Date”) an authorized denomination of such Bonds at a price equal to the principal amount thereof, plus any interest thereon that has accrued to the Sale Date at a rate or rates of interest applicable to Bonds that are not Bank Bonds (the “Sale Price”). The Issuer shall pay to the Bank Bondholder any Differential Interest Amount that has accrued with respect to the sale of any Bank Bonds as provided in Section 4.1 hereof. After the termination of the Credit and Liquidity Facility with respect to any Bank Bond, such Bank Bond may no longer be remarketed by the Issuer or the Remarketing Agent and shall remain a Bank Bond until paid in full or purchased from the Bank Bondholder.

(c) Sale by Remarketing of Bank Bonds. Upon receipt of a Purchase Notice prior to the Termination Date the Bank Bondholder shall deliver the Bank Bonds specified in the Purchase Notice to the Tender Agent (or, in the case of Bank Bonds which are Book Entry Bonds, shall cause the beneficial ownership thereof to be credited to the account of the Remarketing Agent at DTC) by 10:00 a.m. (Washington, D.C. time) on the Sale Date against receipt of the Sale Price therefor in immediately available funds or at the Bank Bondholder’s address listed in the Bond Register, and such Bonds shall thereupon no longer be considered Bank Bonds. A Bank Bondholder delivering Bank Bonds pursuant to the preceding sentence shall use commercially reasonable efforts to expedite the delivery of such Bank Bonds to the Tender Agent or Remarketing Agent, as applicable. When Bank Bonds are purchased in accordance with this Section 3.5(c), the Tender Agent shall, upon receipt of such Bank Bonds and upon receipt by the Bank Bondholder of the Sale Price, notify the Issuer that such Bonds are no longer Bank Bonds. On the Sale Date, the Differential Interest Amount of such Bonds shall be paid to the Bank Bondholder as provided in Section 4.1 hereof. Any sale of a Bank Bond pursuant to this Section 3.5 shall be without recourse to the seller and without representation or warranty of any kind.

Section 3.6. Rights of Bank Bondholders.  Upon purchasing Bank Bonds, Bank Bondholders shall be entitled to and, where necessary, shall be deemed assigned all rights and privileges accorded Bondholders, and any additional rights and privileges as to payment of interest and redemption that are provided by this Agreement with respect to Bank Bonds. Upon purchasing Bank Bonds, Bank Bondholders shall be recognized by the Issuer and the Tender Agent as the true and lawful owners (or, in the case of Book Entry Bonds, beneficial owners) of such Bank Bonds, free from any claims, liens, security interests, equitable interests and other interests of the Issuer, except as such interests might exist under the terms of the Bank Bonds with respect to all owners (or, in the case of Book Entry Bonds, beneficial owners) of the Bonds.

Section 3.7. Facility Fee and Other Fees.

(a) The Issuer hereby agrees to pay to the order of each GSE a nonrefundable commitment fee (the “Facility Fee”) with respect to the Amount Available obligated to be paid by such GSE from time to time at the rate per annum set forth in Schedule 1 hereto (the “Facility Fee Rate”) for the duration of the Commitment Period on the average daily amount of the Amount Available during each period in respect of which payment is made. The Facility Fee, once established, shall not change as a consequence of subsequent rating changes on the Bonds. Such Facility Fee shall be payable in immediately available funds in arrears on the dates set forth on Schedule 1 hereto (each such payment to be computed on the basis of actual days elapsed and a [360] 365/366 day year, as applicable, [Note-Facility Fee must be on same basis as Bond Interest calculation] including date of issuance and expiration) in respect of the Amount Available from time to time in effect, payable during the Commitment Period and on the last day of the Commitment Period. If the Amount Available is terminated in its entirety, all accrued Facility Fees shall be payable on the effective date of such termination.

(b) The Issuer also hereby agrees to pay to each GSE, on or prior to the Effective Date, all legal fees and disbursements incurred or made by the GSE in connection with the completion of this Agreement and any other Related Documents.

(c) In connection with the written request by the Issuer or the Tender Agent of (i) any amendment, supplement, waiver, consent or other modification of this Agreement, the Indenture, the Credit and Liquidity Facility or any other Related Document requiring any action on the part of the GSEs, or (ii) any transfer of the rights and obligations under this Agreement or the Credit and Liquidity Facility by the Issuer or the Tender Agent, the Issuer shall pay or cause to be paid to each of the GSEs $2,500 plus, in each case, the reasonable fees and expenses of counsel to the GSEs.

(d) All amounts payable pursuant to this Section 3.7 shall be non-refundable.

Section 3.8. Net of Taxes, Etc.

(a) Taxes. Any and all payments to each GSE by the Issuer hereunder shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges, withholdings or liabilities imposed thereon, excluding, however, taxes imposed on or measured by the net income or capital of each GSE by any jurisdiction or any political subdivision or taxing authority thereof or therein solely as a result of a connection between the GSE and such jurisdiction or political subdivision (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Issuer shall be required by law to withhold or deduct any Taxes imposed by the United States or any political subdivision thereof from or in respect of any sum payable hereunder to a GSE, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.8), each of the GSEs receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Issuer shall make such deductions and (iii) the Issuer shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. If the Issuer shall make any payment under this Section 3.8 to or for the benefit of a GSE with respect to Taxes and if either of the GSEs shall claim any credit or deduction for such Taxes against any other taxes payable by that GSE to any taxing jurisdiction in the United States then that GSE shall pay to the Issuer an amount equal to the amount by which such other taxes are actually reduced; provided that the aggregate amount payable by a GSE pursuant to this sentence shall not exceed the aggregate amount previously paid by the Issuer with respect to such Taxes. In addition, the Issuer agrees to pay any present or future stamp, recording or documentary taxes and any other excise or property taxes, charges or similar levies that arise under the laws of the United States of America or the State of [STATE], the District of Columbia and Commonwealth of Virginia from any payment made hereunder or from the execution or delivery or otherwise with respect to this Agreement (hereinafter referred to as “Other Taxes”). Each GSE shall provide to the Issuer within a reasonable time a copy of any written notification it receives with respect to Other Taxes owing by the Issuer to such GSE hereunder provided that a GSE’s failure to send such notice shall not relieve the Issuer of its obligation to pay such amounts hereunder.

(b) Indemnity. The Issuer shall, to the fullest extent permitted by law, indemnify each GSE for the full amount of Taxes and Other Taxes including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.8 paid by such GSE or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Each GSE agrees to give notice to the Issuer of the assertion of any claim against such GSE relating to such Taxes or

Other Taxes as promptly as is practicable after being notified of such assertion; provided that the GSE’s failure to notify the Issuer promptly of such assertion shall not relieve the Issuer of its obligation under this Section 3.8. Payments by the Issuer pursuant to this indemnification shall be made within thirty (30) days from the date a GSE makes written demand therefor, which demand shall be accompanied by a certificate describing in reasonable detail the basis thereof. Each GSE agrees to repay to the Issuer any refund (including that portion of any interest that was included as part of such refund) with respect to Taxes or Other Taxes paid by the Issuer pursuant to this Section 3.8 received by such GSE for Taxes or Other Taxes that were paid by the Issuer pursuant to this Section 3.8 and to contest, with the cooperation and at the expense of the Issuer, any such Taxes or Other Taxes which the GSEs or the Issuer reasonably believes not to have been properly assessed.

(c) Notice. Within thirty (30) days after the date of any payment of Taxes by the Issuer, the Issuer shall furnish to both GSEs or the applicable GSE, the original or a certified copy of a receipt evidencing payment thereof. To the extent permitted by law, the Issuer shall compensate each GSE for all reasonable losses and expenses sustained by a GSE as a result of any failure by the Issuer to so furnish such copy of such receipt.

Section 3.9. Increased Costs.

(a) If a GSE shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in the interpretation or administration thereof by any court, central bank or other Governmental Agency (in each case, whether or not having the force of law), or compliance by such GSE with any request or directive of any such court, central bank or other Governmental Agency (whether or not having the force of law), shall (A) change the basis of taxation of payments to such GSE of any amounts payable hereunder (except for taxes on the overall net income or capital of such GSE), (B) impose, modify or deem applicable any reserve, special deposit or similar requirement against making or maintaining its obligations under this Agreement or assets held by, or deposit with or for the account of, such GSE or (C) impose on such GSE any other condition regarding this Agreement, and the result of any event referred to in clause (A), (B) or (C) above shall be to increase the cost to such GSE of making or maintaining its obligations hereunder, or to reduce the amount of any sum received or receivable by such GSE hereunder, then, upon request in writing by a GSE, the Issuer shall pay to such GSE, at such time and in such amount as is set forth in paragraph (c) of this Section 3.9, such additional amount or amounts as will compensate such GSE for such increased costs or reductions in amount.

(b) If a GSE shall have determined that the adoption or implementation of, or any change in, any law, rule or regulation, or any policy, guideline or directive of, or any change in the interpretation or administration thereof by, any court, central bank or other Governmental Agency, or compliance by such GSE with any directive of or guidance from any central bank or other authority (in each case, whether or not having the force of law), shall impose, modify or deem applicable any capital adequacy or similar requirement (including, without limitation, a request or requirement that affects the manner in which such GSE allocates capital resources to its commitments, including its obligations under lines of credit) that either (A) affects or would affect the amount of capital to be maintained by such GSE or (B) reduces or would reduce the rate of return on the capital of such GSE to a level below that which that such GSE could have achieved but for such circumstances (taking into consideration such GSE’s policies with respect to capital adequacy) then, upon request in writing by such GSE, the Issuer shall pay to such GSE, at such time and in such amount as is set forth in paragraph (c) of this Section, such additional amount or amounts as will compensate such GSE for such cost of maintaining such increased capital or such reduction the rate of return on such GSE’s capital.

(c) All payments of amounts referred to in paragraphs (a) and (b) of this Section shall be due thirty (30) days following the Issuer’s receipt of notice thereof in writing from a GSE and shall be payable, in full, on the next succeeding monthly payment date that the Facility Fee described in Section 3.7(a) hereof is due and payable. Interest on the sums due as described in paragraphs (a) and (b) of this Section, and in the preceding sentence, shall begin to accrue from the date when the payments were first due and shall otherwise be payable on the next Interest Payment Date; provided, that from and after the required date of payment, interest shall begin to accrue on such obligations at a rate per annum equal to the Default Rate until such delinquent payments have been paid in full. A certificate as to such increased cost, increased capital or reduction in return incurred by a GSE as a result of any event mentioned in paragraphs (a) or (b) of this Section setting forth, in reasonable detail, the basis for calculation and the amount of such calculation shall be submitted by the GSE to the Issuer and shall be conclusive (absent manifest error) as to the amount thereof. In making the determinations contemplated by the above referenced certificate, a GSE may make such reasonable estimates, assumptions, allocations and the like that the GSEs in good faith determine to be appropriate.

Section 3.10. Computations: Payments.

(a) Fees, interest and other amounts payable to or to the order of a GSE hereunder (other than the Facility Fee) shall be computed on the basis of a year of 365 or 366 days, as applicable, for actual days elapsed, and interest on Bonds and Bank Bonds shall be computed on the same basis. Any payments received by, or as directed by, a GSE later than 2:00 p.m. (Washington, D.C. time) on any day shall be deemed to have been paid on the next succeeding Business Day and interest shall accrue thereon until such next Business Day at the rate applicable thereto. All payments to a GSE hereunder shall be made in Dollars and in immediately available funds. Unless a GSE shall otherwise direct, all such payments shall be made by means of wire transfer of funds through the Federal Reserve Wire System to the Custodian or such other account as either Freddie Mac or Fannie Mae may specify in writing from time to time.

(b) The Issuer agrees to pay to each GSE on each Purchase Date or Sale Date, as applicable, an amount equal to any charge imposed on such GSE pursuant to the Indenture in connection with the transfer or exchange of Bonds. The Issuer agrees to cause the Bond Registrar to give each GSE timely notice of each such charge, including the amount thereof.

(c) Payments made to a GSE under this Agreement shall first be applied to any fees, costs, charges or expenses payable to such GSE hereunder, next to the interest component of any Credit Enhancement Advance, next to the principal component of any Credit Enhancement Advance, next to any past due interest, next to any current interest due, and then to outstanding principal of Bank Bonds.

(d) Any amounts due and payable and remaining unpaid under this Agreement shall accrue interest at the Default Rate until paid, anything to the contrary herein notwithstanding.

Section 3.11. Voluntary Termination.  Upon (a) providing the GSEs (with a copy to the Trustee) with at least thirty (30) days’ prior written notice (except that no prior notice shall be required in connection with a termination following the default by either of the GSEs in honoring its payment obligations hereunder), and (b) paying to the GSEs all amounts then owed to the GSEs hereunder, including all principal and accrued interest owing on any Bank Bonds (but not any termination fee or penalty) and payment of the GSEs’ attorneys fees and expenses, the Issuer may with notice to the Trustee terminate the Credit and Liquidity Facility and this Agreement.

Section 3.12. Nature of Obligations.

Pursuant to the Indenture, the Issuer has granted to the Bondholders of the Bonds, including any Bank Bonds, a first priority security interest, on a parity with the security interest granted to the other Bondholders of all Parity Debt pursuant to the Indenture, in the Security.

To the extent permitted under the Indenture, the Issuer hereby agrees that fees and other amounts payable to each GSE (other than principal and interest on Bank Bonds) shall either (a) constitute Program Expenses pursuant to, and as defined in, the Indenture and, pursuant to the Indenture, will be paid from the Revenue Fund when due or (b) will be payable on the same priority as debt service on the Bonds, whichever is the more senior priority. The Issuer further agrees that to the extent sufficient funds are not available in the Revenue Fund to pay such fees and other amounts when due for any reason, the Issuer will immediately pay or cause to be paid such fees and other amounts from available funds of the Issuer.

Section 3.13. Tax Ownership.  Nothing in this Agreement requires, and nothing in this Agreement is intended by the parties to require, that either GSE be or be deemed the owner of any of the Bank Bonds for federal income tax purposes.

ARTICLE IV

BANK BONDS

Section 4.1. Maturity; Interest.

(a) The interest on the unpaid amount of each Bank Bond from and including the applicable Purchase Date shall be computed at a rate per annum equal to the Bank Rate. Interest on Bank Bonds shall be paid on each Interest Payment Date. The outstanding principal amount of each Bank Bond, and the interest accrued thereon, shall be repaid by or on behalf of the Issuer not later than the earliest to occur of (i) the date on which any Bank Bonds are redeemed, defeased, accelerated or otherwise paid in accordance with their terms, (ii) the date of the remarketing of the Bank Bonds, (iii) the date on which any Bank Bonds mature in accordance with their terms, (iv) the effective date of an Alternate Liquidity Facility, (v) the date on which the Issuer elects to convert or change the interest rate on all or a portion of the Bonds to an interest rate other than the mode effective on the effective date of the Facility and (vi) the end of the Term Out Period, if applicable (any one of the foregoing constituting a “Payment Due Date”). In addition to repayment of the interest due on each Bank Bond on each Interest Payment Date and each Payment Due Date as set forth in the immediately preceding sentence, any amount representing Differential Interest Amount unpaid by the Issuer on a Sale Date may be paid on each Payment Due Date set forth in clauses (i)-(v) above, inclusive, and, in any event, shall be paid no later than the final day of the Term Out Period, and such Differential Interest Amount shall, subject to State laws relevant thereto, bear interest at the Bank Rate, payable on each Payment Due Date set forth in clauses (i)-(v) above, inclusive, and, in any event, shall be paid no later than the final day of the Term Out Period.

(b) Subject to the payment of any Bank Bond as provided in Section 4.1(a) hereof, each Bank Bond will automatically become subject to a Term Out beginning the last day of the Commitment Period; provided, that on the commencement date for such Term Out, (i) the representations and warranties contained in Article V of this Agreement, the Resolution and in each other Related Document and certificate or other writing delivered to the GSEs pursuant hereto in connection with the transactions contemplated by this Agreement shall be true and correct as though made on and as of such date, except to the extent a representation or warranty relates specifically to an earlier date (in which case such representation and warranty shall be true and correct as of such date); and (ii) no Event of Default shall have occurred and be continuing. On the commencement date of each Term Out Period, the Issuer shall be deemed to have represented and warranted to the GSEs that the conditions set forth in (i) and (ii) of the immediately preceding sentence have been satisfied. If either (i) or (ii) cannot be satisfied as of such date, the Bank Bonds shall be immediately due and payable. The principal and interest on each Bank Bond subject to a Term Out Period shall be paid by or on behalf of the Issuer (i) in accordance with the amortization required under the Indenture for each particular Series of Bonds (as if there were no Bank Bonds of such Series of Bonds) and (ii) upon the occurrence of any of the events set forth in Section 4.1(a)(i) through and including Section 4.1(a)(v) above and shall, in addition thereto but subject to the sources set forth in the Indenture, be repaid by or on behalf of the Issuer no later than the final day of the Term Out Period.

(c) Any Bank Bond may be prepaid by the Issuer, without premium or penalty, upon one (1) Business Day’s prior written or electronic notice to the GSEs (with written or electronic copies to Treasury’s Agent and the Custodian) and, if other than GSEs, any Bank Bondholder (which notice, if electronic or telephonic, shall be promptly confirmed in writing), in whole or in part but, if in part, in a minimum aggregate principal amount of $500,000 and integral multiples of $100,000 in excess thereof (or, in any event, in whole). Any prepayment of principal by the Issuer of a Bank Bond (including any prepayment pursuant to the sinking fund requirements associated with the related Bank Bond) shall be credited against the next succeeding payment due on the Bank Bond. Any such redemption or payment shall be applied equally to Bank Bonds purchased hereunder by each of the GSEs.

ARTICLE V

CONDITIONS PRECEDENT TO EFFECTIVENESS

This Agreement shall become effective as of the Effective Date; provided that each of the following conditions have been fulfilled to the satisfaction of the GSEs. The execution and delivery of this Agreement and the Credit and Liquidity Facility by the GSEs shall constitute the GSEs’ acknowledgment that such conditions have been satisfied or waived.

Section 5.1. Conditions.  On the Effective Date (and after giving effect to the terms hereof), (a) there shall exist no Event of Default or Default, (b) all representations and warranties made by the Issuer herein or in any of the Related Documents to which it is a party shall be true and correct with the same effect as though such representations and warranties had been made at and as of such time, (c) except as described in the Official Statement or any other documents provided by the Issuer to the GSEs and approved by the GSEs prior to the Effective Date, no material adverse change shall have occurred in the condition (financial or otherwise) or operations of the Issuer between the date of the Issuer’s most recent audited financial statements and the Effective Date, and no transactions or obligations having a material adverse effect on the condition (financial or otherwise) or operations of the Issuer, whether or not arising from transactions in the ordinary course of the Issuer’s business, shall have been entered into by the Issuer subsequent to the date of the Issuer’s most recent audited financial statements, (d) and such Official Statement (including any amendments or supplements prepared subsequent to its date) shall have been furnished to the GSEs prior to the distribution thereof which does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which made, not misleading, (e) except as described in the Official Statement no transaction or event shall have occurred and no change shall have occurred in the condition (financial or otherwise) or operations of the Issuer between the date of the Issuer’s most recent audited financial statements and the Effective Date which materially adversely affects the issuance of any of the Bonds, the security for any of the Bonds, or the Issuer’s ability to repay when due its obligations under this Agreement, any of the Bonds and the Related Documents, and (f) except as otherwise expressly agreed by the GSEs, evidence reasonably satisfactory to the GSEs that all existing liquidity and credit facilities relating to the Bonds have been (or will be, on the applicable CLF Effective Date for Series) terminated.

Section 5.2. Other Documents.

(a) On the Effective Date, the GSEs shall have received executed originals or certified copies of each of the following documents, which documents shall be in full force and effect on the Effective Date and in form and substance reasonably satisfactory to each GSE and its counsel:

(i) a certified copy of the Indenture or Resolution (with amendments);

(ii) the Official Statement, as amended or supplemented;

(iii) a certified copy of the Remarketing Agreement (with amendments);

(iv) this Agreement;

(v) the resolutions of the Issuer authorizing the Related Documents (which certification shall state that such resolutions are in full force and effect as of the Effective Date);

(vi) Issuer’s Closing and Incumbency Certificate (authorizing resolution attached);

(vii) Trustee’s Certificate (as trustee and tender agent) regarding the enforceability of this Agreement and the Related Documents against the Trustee;

(viii) Issuer’s Liquidity Facility Substitution Notice to Notice Parties;

(ix) Trustee Notice of Mandatory Tender (if required); and

(x) Rating Letters (Enhanced Bonds and underlying ratings).

(b) [RESERVED].

Section 5.3. Legal Opinions.  The GSEs shall have received legal opinions or reliance letters authorizing the GSEs to rely on legal opinions, in form and substance satisfactory to the GSEs and their respective counsel, addressed to the GSEs and dated the Effective Date, of:

(a) Bond Counsel, including a reliance letter if not addressed to GSEs;

(b) General Counsel of the Issuer as required by GSEs; and

(c) Counsel to the Remarketing Agent, providing comfort on the Official Statement and as to such other matters as the GSEs may reasonably request;

(d) Any other counsel rendering an opinion in connection with the execution and/or delivery of this Agreement, the Indenture and the other Related Documents.

Section 5.4. Supporting Documents of the Issuer.  There shall have been delivered to the GSEs such information and copies of documents, approvals (if any) and records certified, where appropriate, of corporate and legal proceedings as the GSEs may have requested relating to the Issuer’s entering into and performing this Agreement and the other Related Documents to which it is a party, and the transactions contemplated hereby and thereby. Such documents shall, in any event, include:

(a) A certificate of the Issuer, in form and substance satisfactory to the GSEs and their counsel, executed by an executive officer of the Issuer, dated the Effective Date, confirming that the representations set forth in Section 5.1 and Article VI hereof are true and correct as of such date and that all actions required to be taken, all consents required to be obtained, and all resolutions required to be adopted by (which resolutions shall be attached to such certificate), the Issuer under applicable law, in order for this Agreement to be in full force and effect, have been done, obtained and adopted; and

(b) An incumbency certificate with respect to the officers or agents of the Issuer who are authorized to execute this Agreement and the other Related Documents to which the Issuer is a party and any documents or instruments under this Agreement and the other Related Documents to which the Issuer is a party.

Section 5.5. Supporting Documents of the Trustee.  There shall have been delivered to the GSEs incumbency certificates with respect to the officers or agents of the Trustee who are authorized to (a) execute the respective Related Documents to which the Trustee is a party and (b) execute and deliver to the GSEs the written notices and demands attached to the Credit and Liquidity Facility.

Section 5.6. Other Supporting Documents.  There shall have been delivered to the GSEs such information and copies of documents, approvals (if any) and records (certified, where appropriate) of corporate and legal proceedings as the GSEs may have requested relating to the entering into and performance by each of the parties (other than the GSEs) thereto, of each of the Related Documents or the transactions contemplated thereby or the tax exempt status of interest on the Bonds, if applicable.

Section 5.7. Payment of Fees and Expenses.  The fees and expenses and all other amounts (including attorneys’ fees and expenses) payable on the Effective Date pursuant to Section 3.7 or Section 10.2 hereof shall have been received.

Section 5.8. Rating.  The GSEs shall have received satisfactory evidence that the Bonds shall have been assigned long-term ratings of at least “Aaa” by Moody’s (if rated by Moody’s), and short-term ratings of at least “VMIG1” by Moody’s (if rated by Moody’s) and long-term ratings of at least “AAA” by S&P or Fitch (if rated by S&P or Fitch), short-term ratings of at least “A-1+” by S&P (if rated by S&P) or short-term ratings of at least “F1+” by Fitch (if rated by Fitch).

Section 5.9. Issuer Bond Rating.  The GSEs shall have received satisfactory evidence that the Issuer Bond Rating on the Effective Date is at least (i) “Baa3” by Moody’s (if rated by Moody’s) with a [“stable” outlook] by Moody’s (if rated by Moody’s), and (ii) “BBB–” by S&P or Fitch (if rated by S&P or Fitch) with a [“stable” outlook] by S&P or Fitch (if rated by S&P or Fitch); provided that such minimum Issuer Bond Ratings shall be “A3” and “A–” for Moody’s and S&P/Fitch, respectively, if the Bonds are secured in part by multifamily mortgage loans.

Section 5.10. Other Documents.  The GSEs shall have received such other documents, instruments, approvals (and, if requested by Freddie Mac, certified duplicates or executed copies thereof) or opinions as the GSEs may reasonably request.

In addition to the foregoing, the GSEs shall have determined, as of the Effective Date, that no law, regulation, ruling or other action of the United States, the Commonwealth of Virginia, the District of Columbia or the State of [STATE] or any political subdivision or authority therein or thereof shall be in effect or shall have occurred, the effect of which would be to prevent the Issuer or the GSEs from fulfilling its obligations under this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

To induce the GSEs to enter into this Agreement, to deliver the Credit and Liquidity Facility and to advance funds as provided herein and therein, the Issuer makes the following representations and warranties to, and agreements with the GSEs (which representations, warranties and agreements shall survive the execution and delivery of this Agreement and any purchases of Bonds by the GSEs):

Section 6.1. Status.  The Issuer is a public instrumentality and agency of the State, organized and existing under the laws of the State, with all requisite power and authority to execute and deliver, and to perform its obligations under this Agreement and the Related Documents to which it is a party and to issue, execute and deliver the Bonds.

Section 6.2. Power and Authority.  The Issuer has the requisite power and authority to execute and deliver, and to perform its obligations under, this Agreement and the other Related Documents to which it is or will be a party and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Related Documents to which it is or will be a party. The Issuer has the requisite power and authority to irrevocably direct the Tender Agent and Trustee to enter into and perform its obligations under this Agreement and has made said irrevocable direction to the Tender Agent and Trustee.

Section 6.3. Enforceability.  Assuming due authorization, execution and delivery by each of the other parties thereto, each of this Agreement and the Related Documents (other than the Official Statement) to which the Issuer is a party constitutes the legal, valid and binding obligation of the Issuer enforceable in accordance with its terms, subject, as to enforceability, to applicable bankruptcy, moratorium, insolvency or similar laws affecting the rights of creditors generally or the rights of creditors of governmental entities and to certain principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each of the Related Documents (other than the Official Statement) is or will be on the Effective Date in full force and effect.

Section 6.4. No Conflict.  The execution and delivery of this Agreement and the Related Documents and the performance by the Issuer of its obligations thereunder do not and will not violate any constitutional provision or any law or any regulation, order, writ, injunction or decree of any court or governmental body, agency or other instrumentality applicable to the Issuer, or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien (other than the lien of the Indenture) upon any of the assets of the Issuer pursuant to the terms of, any ordinance, resolution, mortgage, indenture, agreement or instrument to which the Issuer is a party or by which it or any of its properties is bound.

Section 6.5. Consents.  All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any court or any Governmental Agency required to be obtained in connection with the execution, delivery, performance, validity or enforceability of this Agreement and the other Related Documents (including the Bonds) have been obtained and are in full force and effect.

Section 6.6. Litigation.  Except as disclosed in the Official Statement, there is no litigation, action, suit, arbitration, proceeding or administrative proceeding, or, to its knowledge, any inquiry or investigation at law or in equity or before or by any court, public board or body pending or, to its knowledge, threatened against or affecting it (a) wherein an unfavorable decision, ruling or finding would materially adversely affect (i) the transactions contemplated by or the validity of this Agreement, any of the Related Documents or any agreement or instrument to which it is a party and which is contemplated by this Agreement or the Related Documents, or (ii) its property, assets, operations or condition, financial or otherwise, or its ability to perform its obligations hereunder or under the Related Documents to which it is a party; or (b) which in any way contests its existence, organization or powers or the titles of its officers to their respective offices.

Section 6.7. Default.  No Event of Default or Default has occurred and is continuing. In addition, the Issuer is not in material default under (a) any order, writ, injunction or decree of any Governmental Agency having jurisdiction over the affairs of the Issuer, or (b) any law or regulation applicable to the Issuer, or (c) any contract, agreement or instrument to which the Issuer is a party or by which it or its property is bound, default under which could reasonably be expected to have a material adverse effect on the transactions contemplated by this Agreement, the Indenture or the other Related Documents, or which reasonably be expected to have a material adverse effect on the validity or enforceability of, or the authority or ability of the Issuer to perform its obligations under, this Agreement, the Indenture and the other Related Documents to which it is a party.

Section 6.8. Official Statement.  The Official Statement, along with all amendments and supplements thereto, prepared with respect to the Bonds and the transactions herein contemplated, true copies of which have heretofore been delivered to the GSEs, does not contain any untrue statement of a material fact and such Official Statement does not omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which made, not misleading, except no representation is made as to information furnished in writing by the GSEs expressly for inclusion therein.

Section 6.9. Bonds.  Each Bond is duly issued under the Indenture and each such Bond is entitled to the benefits thereof. The proceeds of the Bonds have been used to finance residential mortgages, and principal and interest on the Bonds will be paid primarily from the cash flow from said residential mortgages.

Section 6.10. Assignment of Bonds.  The Bank Bonds purchased pursuant to Article III hereof will be transferred to the GSEs free and clear of all liens, security interests or claims of any Person other than the GSEs, except for consensual liens or other security interests as may be created by the GSEs. The Bonds (including the Bank Bonds) are secured by a first priority perfected security interest [pledge, lien and assignment] [edit as appropriate], in and to the Security, as and to the extent provided in the Indenture and described in Section 3.12 hereof and, except as contemplated by the Indenture, the Issuer has not pledged or granted a lien, security interest or other encumbrance of any kind on the Security.

Section 6.11. Incorporation of Representations and Warranties.  The Issuer hereby makes to the GSEs the same representations and warranties as were made by it in the Indenture and the other Related Documents to which the Issuer is a party, which representations and warranties, together with the related definitions of terms contained therein, are hereby incorporated by reference with the same effect as if each and every such representation and warranty and definition were set forth herein in its entirety and were made as of the date hereof.

Section 6.12. Financial Statements.  The statement of net assets of the Issuer as of its last audited financial statements, and the related statement of revenues, expenses and changes in net assets for the year then ended and the auditors’ reports with respect thereto, copies of which have heretofore been furnished to the GSEs, are complete and correct in all material respects and fairly present the financial condition, changes in fund equity and results of operations of the Issuer, as the case may be, at such dates and for such periods, and were prepared in accordance with generally accepted accounting principles, consistently applied. Since the date of the last audited financial statements, there has been no material adverse change in the condition (financial or otherwise) or operations of the Issuer, except as disclosed in such Official Statement, and other documents provided by the Issuer to the GSEs. Since the date of such Official Statement no transaction or event shall have occurred and no change shall have occurred in the condition (financial or otherwise) or operations of the Issuer which materially adversely affects the issuance of any of the Bonds, the security for any of the Bonds, or the Issuer’s ability to repay when due its obligations under this Agreement, any of the Bonds and the Related Documents.

Section 6.13. Complete and Correct Information.  All information, reports and other papers and data with respect to the Issuer furnished to the GSEs were, at the time the same were so furnished, complete and correct in all material respects. Any financial, budget and other projections furnished to the GSEs were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair and reasonable in light of conditions existing at the time of delivery of such financial, budget or other projections, and represented, and as of the date of this representation, represent, the Issuer’s best estimate of the Issuer’s future financial performance. No fact is known to the Issuer that materially and adversely affects or in the future may (so far as it can reasonably foresee) materially and adversely affect the security for any of the Bonds, or the Issuer’s ability to repay when due its obligations under this Agreement, any of the Bonds and the Related Documents that has not been set forth in the Official Statement referenced in Section 6.8 hereof or in the financial statements and other documents referred to in this Section 6.13 or in such information, reports, papers and data or otherwise disclosed in writing to the GSEs. The Issuer has delivered to Fannie Mae and Freddie Mac true and correct copies of: (i) the Indenture with all amendments thereto; (ii) the other Related Documents to which the Issuer is a party; and (iii) all other documents executed by the Issuer in connection with the issuance of the Bonds with all amendments thereto. Taken as a whole, the documents furnished and statements made by the Issuer in connection with the negotiation, preparation or execution of this Agreement and the Related Documents do not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein in light of the circumstances under which they were made, not misleading.

Section 6.14. No Proposed Legal Changes.  There is no amendment, or to the knowledge of the Issuer, proposed amendment certified for placement on a statewide ballot, to the Constitution of the State or any published administrative interpretation of the Constitution of the State or any State law, or any legislation that has passed either house of the State legislature, or any published judicial decision interpreting any of the foregoing, the effect of which is to materially adversely affect the issuance of any of the Bonds, the security for any of the Bonds, or the Issuer’s ability to repay when due its obligations under this Agreement, any of the Bonds, and the other Related Documents.

Section 6.15. The Tender Agent and the Remarketing Agent.  The financial institution identified as Trustee (or a successor or assign approved in writing by the GSEs) is the duly appointed and acting Tender Agent, and the financial institution identified as the Remarketing Agent (or a successor or assign) approved in writing by the GSEs) is the duly appointed and acting Remarketing Agent for the Bonds.

Section 6.16.  [Reserved.]

Section 6.17. No Sovereign Immunity.  To the extent permitted by laws of the State, the Issuer hereby waives the defense of sovereign immunity in any proceeding by the GSEs to enforce a breach of the contractual obligations of the Issuer under this Agreement.

Section 6.18. Interest.  None of the Indenture, the other Related Documents or the Bonds provide for any payments that would violate any applicable law relating to permissible maximum rates of interest.

Section 6.19. Investment Obligations.  As of the Effective Date, the Issuer has no knowledge that it has made any material investment, or entered into any agreement for the purpose of effecting any such investment, which is not permitted to be made pursuant to the Act and the Indenture.

Section 6.20. Tax-Exempt Status.  Solely with respect to those Series of Bonds that bear interest that is intended to be tax exempt, the Issuer has not taken any action or omitted to take any action, and knows of no action taken or omitted to be taken by any other person or entity, which action, if taken or omitted, would cause interest on those Series of Bonds to be subject to personal income taxes levied by the Federal Government.

Section 6.21. Security.  The Bonds (including any Bank Bonds and interest thereon and any mandatory prepayments thereof) and the Issuer’s obligations under this Agreement are secured under the Indenture by the Security and are [IF PROVIDED IN THE APPLICABLE INDENTURE — backed by the full faith and credit of the Issuer] payable out of any of the Issuer’s revenues, moneys or assets legally available therefor, subject only to agreements made with holders of notes and Bonds other than the bonds (including the Bonds and any Bank Bonds). The Issuer has pledged to the Trustee its entire right, title and interest in each mortgage loan pledged as Security and such pledge conveys a first lien on such mortgage loans. The Issuer has not pledged or otherwise granted a lien upon the Trust Estate (as defined in the Indenture) for any other obligation. [The security for the Issuer’s obligations under the Indenture includes a debt service reserve fund which is funded in the amount required under the Indenture and which has not, as of the date hereof, been drawn upon.]

Section 6.22. Hedges.  Attached hereto as Schedule 2 is a description of each Hedge related to the Bonds, the counterparty to such Hedge, the current ratings of such counterparty, termination events for each Hedge, including any termination upon downgrade of the counterparty and any collateralization requirements. The Issuer has not cross-defaulted any obligation under a Hedge with its obligations under any other instrument.

Section 6.23. Investment Guidelines.  Attached as Schedule 3 are the Issuer’s investment guidelines for the investment of funds held under the Indenture.

ARTICLE VII

COVENANTS

The Issuer covenants and agrees that, so long as any of the Bonds shall be Outstanding or any amounts remain unpaid hereunder:

Section 7.1. Payment Obligations.  The Issuer shall promptly pay or cause to be paid all amounts payable by it hereunder and under the Related Documents according to the terms hereof or thereof and shall duly perform each of its obligations under this Agreement and the other Related

Documents to which it is a party. All payments of principal, interest and any other sums due hereunder shall be made in the amounts required hereunder without any reduction or setoff, notwithstanding the assertion of any right of recoupment or setoff or of any counterclaim by the Issuer. The Issuer’s annual budget shall include the payment of all amounts payable by the Issuer hereunder, and, if applicable, the Issuer shall use its best efforts to cause the making of appropriations for payment of such amounts.

Section 7.2. Related Documents.

(a) The Issuer agrees that it will perform and comply in all material respects with each and every covenant and agreement required to be performed or observed by it in each Related Document to which it is a party and in each case such provisions, together with the related definitions of terms contained therein, are hereby incorporated by reference herein with the same effect as if each and every such provision were set forth herein in its entirety.

(b) The Issuer shall not enter into any new or replacement Related Document and shall not amend, supplement or otherwise modify in any material respect (or permit any of the foregoing), or request or agree to any consent or waiver under, or effect or permit the cancellation, acceleration or termination of, or (except as otherwise permitted under the Related Documents) release or permit the release of any collateral held under, any of the Related Documents without the prior written consent of each of the GSEs; provided, however, that the consent of the GSEs shall not be required with respect to supplements entered into solely for the purpose of providing for the issuance of a series of bonds pursuant to the Indenture, except as provided in Section 7.25(a) below. With respect to Indenture amendments, the determination of the GSEs as to the materiality of an amendment shall be controlling.

(c) The Issuer shall at all times cause to be in place a Remarketing Agent acceptable to the GSEs. The Issuer will covenant to cause the Remarketing Agent to use its best efforts at all times to remarket Bonds (including, without limitation, Bank Bonds held prior to the termination of the Credit and Liquidity Facility) at interest rates up to the Maximum Rate. If the Remarketing Agent fails to remarket any Bank Bonds for 30 consecutive calendar days, or otherwise fails to perform its duties under the Remarketing Agreement, then the Issuer agrees, at the written request of a GSE, to cause the Remarketing Agent to be replaced with a Remarketing Agent reasonably acceptable to the GSEs. The Remarketing Agreement shall obligate the Remarketing Agent to use its best efforts to remarket Bonds (including, without limitation, Bank Bonds) up to the Maximum Rate. The Remarketing Agreement shall provide that the Remarketing Agent may not resign until a new remarketing agent is in place unless otherwise consented to by the GSEs. The GSEs shall be third party beneficiaries to the Remarketing Agreement.

Section 7.3. Reporting Requirements.  (a) Books and Records; GAAP. The Issuer shall keep proper books of record and account in which full, true and correct entries will be made of all dealings and transactions of or in relation to affairs, operations, transactions and activities of the Issuer in accordance with generally accepted accounting principles applicable to governmental entities, consistently applied.

(b) Non-Public Information.  As used in this section, “Information” means any information described in subsection (c) and “Non-Public Information” means any of the Information that, as of the date that such Information is due to be provided to the GSEs pursuant to subsection (c), the Issuer has not released to the general public or otherwise is not in the public domain. To the extent that any of the Information described in subsection (c) is Non-Public Information, each of the following shall apply:

(i) The Issuer may provide such Non-Public Information to the GSEs but, subject to clause (ii) below, is not obligated to do so. If the Issuer elects not to provide Non-Public Information, it shall identify the categories of Information that are then Non-Public Information and so inform the GSEs of that fact at the time such information is otherwise due to be provided under subsection (c);

(ii) If the Issuer elects not to provide Non-Public Information as stated in clause (i) above, but a GSE determines that the absence of any such information is a material impairment to its obligation to conduct its business in a safe and sound manner or is inconsistent with the requirements of applicable law or regulation, then the Issuer will provide such Information to that GSE at the times and as otherwise required by subsection (c); and

(iii) To the extent that the Issuer actually provides Non-Public Information pursuant to subsection (c), the Issuer will label such information as Non-Public Information and will segregate all Non-Public Information so that a GSE which elects not to look at the Non-Public Information can do so.

(c) Information.  The Issuer agrees to furnish to each GSE a copy of each of the following:

(i) On the date that is the earlier of (i) ninety (90) days after the end of each quarter of each fiscal year of the Issuer and (ii) the day such information is first made available to the general public, the Issuer shall provide to each GSE the financial statements of the Issuer consisting of a balance sheet of the Issuer as at the end of such period, a statement of operations and a statement of cash flows of the Issuer for such period and, with respect to the report provided after the end of each fiscal year, there shall also be included a statement of the changes in net assets of the Issuer for such period. The financial statements referred to above shall be set forth in reasonable detail and shall be accompanied by, in the case of the annual statements, an audit report of the Issuer’s auditor or nationally recognized independent certified public accountants stating that they have (except as noted therein) been prepared in accordance with generally accepted accounting principles consistently applied (provided that such audit report need not be submitted until one hundred eighty (180) days after the end of the relevant fiscal year);

(ii) On the date that is the earlier of (i) ninety (90) days after the end of each quarter of each fiscal year of the Issuer and (ii) the day such information is first made available to the general public, the Issuer shall provide to each GSE financial statements of the Issuer specific to the Indenture pursuant to which Bonds are outstanding consisting of a statement of operations and a statement of cash flows under each such Indenture for such period and, with respect to the report provided after the end of each fiscal year, there shall also be included a statement of the changes in net assets under each such Indenture for such period. The financial statements referred to above shall be set forth in reasonable detail and shall be accompanied by, in the case of the annual statements, an audit report of the Issuer’s auditor or nationally recognized independent certified public accountants stating that they have (except as noted therein) been prepared in accordance with generally accepted accounting principles consistently applied (provided that such audit report need not be submitted until one hundred eighty (180) days after the end of the relevant fiscal year);

(iii) Immediately after any officer of the Issuer obtains knowledge thereof, a certificate of the Issuer setting forth the occurrence of any default or Event of Default, the details thereof and the action which the Issuer is taking or proposes to take with respect thereto;

(iv) Quarterly, at the time each of the financial statements referenced in 7.3(a) above is provided, and otherwise at the request of a GSE, a certificate of the Issuer (i) stating whether there exists on the date of such certificate any default or Event of Default and, if so, the details thereof and the action which the Issuer is taking or proposes to take with respect thereto and (ii) setting forth a description in reasonable detail of the amounts held in the Revenue Fund and other accounts under the Indenture;

(v) Simultaneously with their release to the general public, disclosure statements of any kind prepared by the Issuer which disclose such matters as quarterly or other interim financial statements relating to each Indenture, portfolio composition information regarding each Indenture such as the percentage of loans insured under FHA, HUD, RDA, or VA programs or any pooled mortgage insurance program or securitization by GNMA or a GSE or portfolio performance information detailing such matters as delinquencies, foreclosures and real estate owned properties;

(vi) Promptly upon receipt of notice by such Issuer of any such default, the occurrence of any material event of default by any counterparty to a Related Document;

(vii) At the request of a GSE, copies of any information or request for information concerning this Agreement or any of the Related Documents as and when provided to the Trustee;

(viii) Promptly after the receipt or giving thereof, copies of all notices of resignation by or removal of the Trustee, the Remarketing Agent or the Tender Agent which are received or given by the Issuer;

(ix) Promptly after the adoption thereof, copies of any amendments to the Indenture, any of the other Related Documents (including replacement of or any new Related Document) and the Official Statement;

(x) Within 30 days of the issuance of any public issuance of indebtedness of the Issuer payable from the Revenues under the Indenture, copies of any disclosure documents distributed in connection therewith;

(xi) Any Annual Filing or Material Event Filing shall be delivered to the GSEs on the day it becomes available to the general public or the Bondholders or would be required to become available if Rule 15c2-12 were applicable to the Bonds;

(xii) Simultaneously with the delivery of each set of the financial statements and the annual filing referred to in clauses (i) and (xi) and otherwise at the request of the GSEs, or with respect to (iii) whenever prepared and available, (i) a copy of the most recent rating letter received relating to the Issuer Bond Rating and/or the Indenture rating, (ii) a certificate of the Issuer stating that the Issuer is in compliance with all financial covenants set forth in the Indenture; and (iii) a copy of the most recent cash flow certificates, financial reports and statements and annual budget (including portfolio performance reports detailing delinquencies and foreclosure rates and percentage of loans insured under the FHA, RDA, and VA programs and any pooled mortgage insurance program, and the percentage of uninsured loans as set forth in Schedule 4 hereto);

(xiii) Immediately upon receipt by the Issuer, any rating report or other rating action relative to the Issuer, the Bonds or any other bonds issued under the Indenture;

(xiv) Immediately upon any such transfer, notice of any extraordinary payment or transfer of funds from the Indenture;

(xv) In a timely manner at the request of a GSE, any data or information required by a GSE for use by a GSE in calculating performance under the Federal Housing Finance Agency’s housing goal regulations or for use in complying with any other regulatory or legal requirement; and

(xvi) Such other information, whether such information is published or unpublished, respecting the affairs, condition and/or operations, financial or otherwise, of the Issuer as a GSE may from time to time reasonably request (including, without limitation, data, including loan level data, required by the GSEs with respect to any asset management surveillance and/or disclosure requirement).

(xvii) All reports required by this Section 7.3 shall be sent to each GSE at its email address specified in Section 10.3.

Section 7.4. Compliance With Law.  The Issuer shall comply with all laws, ordinances, orders, rules and regulations that may be applicable to it if the failure to comply could have a material adverse effect on the security for any of the Bonds, or the Issuer’s ability to repay when due its obligations under this Agreement, any of the Bonds, and the Related Documents.

Section 7.5. Notices.  The Issuer will promptly furnish, or cause to be furnished, to each of the GSEs (with a copy to the Administrator and the Treasury’s Agent) and to the Trustee (i) notice of the occurrence of any Event of Default or Default as defined herein or in the Indenture, (ii) notice of the failure by the Remarketing Agent, the Tender Agent or the Trustee to perform any of its obligations under the Remarketing Agreement or the Indenture, (iii) notice of any proposed substitution of the Credit and Liquidity Facility, (iv) each notice required to be given to any liquidity facility provider pursuant to the Indenture, (v) notice of any litigation, administrative proceeding, proposed or enacted legislation or business development known to the Issuer which may materially adversely affect its business, properties or affairs or the ability of the Issuer to perform its obligations as set forth hereunder or under any of the Related Documents to which it is a party, and (vi) notice of any downgrade, withdrawal, or suspension of the Issuer Bond Rating or the placement of the Bonds or any Parity Debt on credit watch by a Rating Agency, or if a Rating Agency then under contract with the Issuer to maintain an Issuer Bond Rating expresses in writing a negative outlook as to such Issuer Bond Rating.

The Trustee will notify the GSEs, the Administrator and the Treasury’s Agent by e-mail followed by telecopier and the Treasury by telecopier, at the addresses set forth in Section 10.3 of: (i) each notice of Optional Tender upon receipt; (ii) each notice of Mandatory Tender upon receipt; and (iii) not later than 4:00 p.m. on the Business Day before any Optional Tender or Mandatory Tender of Bonds, a statement as to principal amount of Bonds for which the Trustee or Tender Agent has received remarketing proceeds or notice from the Remarketing Agent that such principal amount of Bonds has been remarketed. The Trustee shall also provide to the Custodian and the Treasury’s Agent as required by the Credit and Liquidity Facility at the addresses set forth in Section 10.3, all demands for an Advance (as defined in the Credit and Liquidity Facility) as and when delivered to the GSEs.

Section 7.6. Certain Information.  The Issuer shall not include in an offering or remarketing document for the Bonds any information concerning a GSE that is not supplied in writing, or otherwise consented to, by such GSE expressly for inclusion therein, nor shall the Issuer make any changes in any reference to a GSE in any amendment or supplement to an offering or remarketing document for the Bonds without obtaining the prior written consent of such GSE thereto.

Section 7.7. Liquidity.

(a) The Issuer agrees that, with respect to any Alternate Liquidity Facility, the Issuer will require, as a condition to its effectiveness, that the issuer of the Alternate Liquidity Facility provide funds to the extent necessary, in addition to other funds available, on the date the Alternate Liquidity Facility becomes effective, for the purchase of all Bank Bonds at par plus accrued interest (at the Bank Rate) through the Purchase Date. On such date any and all amounts due hereunder and under the Indenture or the Bonds due to the GSEs shall be payable in full to the GSEs.

(b) The Issuer shall not permit an Alternate Liquidity Facility to become effective with respect to fewer than all of the Outstanding Bonds of a Series of Bonds without the prior written consent of the GSEs.

Section 7.8. Appointment of Successors and Replacements.  So long as this Agreement is in effect and the GSEs are not in default hereunder, the Issuer will not permit the appointment of a successor Trustee or Tender Agent or Remarketing Agent unless the Issuer has obtained the prior written consent of the GSEs, which consent will not be unreasonably withheld. The Issuer will cause a Remarketing Agent to be in place at all times while this Agreement is in effect or any Bank Bonds are outstanding.

Section 7.9. Maintenance of Approvals: Filings, Etc.  The Issuer shall at all times maintain in effect, renew and comply with all the terms and conditions of all consents, filings, licenses, approvals and authorizations as may be necessary or appropriate under any applicable law or regulation for its execution, delivery and performance of this Agreement and the other Related Documents to which it is a party.

Section 7.10. Inspection Rights.  To the extent permitted by law, the Issuer shall, at any reasonable time and from time to time, upon reasonable notice, permit the GSEs or any agents or representatives thereof, at the Issuer’s expense, to examine and make copies of the records and books of account related to the transactions contemplated by this Agreement, to visit its properties and to discuss its affairs, finances and accounts with any of its officers and independent accountants provided, however, that prior to the occurrence of an Event of Default, the Issuer shall not be required to pay for more than one inspection per fiscal year. The Issuer will not unreasonably withhold its authorization for its independent accountants to discuss its affairs, finances and accounts with the GSEs.

Section 7.11. Additional Obligations.  The Issuer shall not issue any bonds, notes or similar obligations or evidence of indebtedness payable from the Revenues or any other amounts, accounts or other property held under the Indenture except as permitted by the Indenture. So long as this Agreement remains in effect or any Bank Bonds remain Outstanding, the Issuer shall not issue any additional variable rate obligations except as permitted in Section 7.25(a).

Section 7.12. Permitted Liens.  The Issuer shall not create or incur or suffer to be incurred or to exist any Lien on the Revenues or any other funds, accounts or other property held under the Indenture except as permitted by the Indenture. The Issuer will take no action, nor fail to take any action, necessary to ensure that the Eligible Bonds purchased pursuant to this Agreement are free and clear of all liens, security interests or claims of any Person other than the GSEs, except for consensual liens or security interests as the GSEs may create.

Section 7.13. Issuer Bond Rating.  The Issuer shall use its best efforts to maintain the minimum Issuer Bond Ratings specified in Section 5.9 hereof.

Section 7.14. Litigation, Etc.  The Issuer shall give prompt notice in writing to the GSEs of any litigation, administrative proceeding or business development which may materially adversely affect its business, properties or affairs or the ability of the Issuer to perform its obligations as set forth hereunder or under any of the Related Documents to which it is a party, and shall in all events give prompt notice of any such litigation or proceeding involving a claim in excess of $5,000,000 payable from the Revenues held under the Indenture.

Section 7.15. Indenture; Redemption of Bank Bonds; Payment of Fees.

(a) While any Bank Bonds are outstanding and in accordance with the Indenture, the Issuer will, to the extent obligated under Section 4.1 hereof, (i) redeem Bank Bonds from available funds under the Indenture, and (ii) redeem Bank Bonds prior to the optional redemption of any other Bonds under the Indenture.

(b) To the extent permitted under the Indenture, the Issuer hereby agrees that fees and other amounts payable to each GSE (other than principal and interest on Bank Bonds) shall either (a) constitute Program Expenses pursuant to, and as defined in, the Indenture and, pursuant to the Indenture, will be paid from the Revenue Fund when due or (b) will be payable on the same priority as debt service on the Bonds, whichever is the more senior priority. The Issuer further agrees that to the extent sufficient funds are not available in the Revenue Fund to pay such fees and other amounts when due for any reason, the Issuer will immediately pay or cause to be paid such fees and other amounts from available funds of the Issuer.

Section 7.16. Maintenance of Existence.  The Issuer shall preserve and maintain its existence as a public instrumentality and agency of the State organized and existing under the laws of the State, and to perform its obligations under this Agreement and the Related Documents and will not, without the prior written consent of the GSEs, (i) merge or consolidate with any other organization nor (ii) sell, lease or transfer all or substantially all of its property to any Person, or turn over the management or operation of any substantial part of its business, property or assets, to any other Person, except as otherwise provided in the Indenture and the Act; provided, however, that the Issuer may consolidate with or merge into another governmental entity that assumes in writing all the obligations of Issuer in form and substance satisfactory to the GSEs and such consolidations or merger will not impair or adversely affect the security supporting its obligations to the GSEs or otherwise have a material adverse effect upon the Bonds, this Reimbursement Agreement or the Related Documents.

Section 7.17. Swap Termination Fees.  So long as this Agreement remains in effect, the Issuer shall not permit any swap termination fees to be payable on a basis senior to or on a parity with the Bonds or the Issuer’s obligations under this Agreement.

Section 7.18. Further Assurances.  The Issuer will at any and all times, insofar as it may be authorized so to do by law, authorize, make, do, execute, acknowledge and deliver every and all such further resolutions, acts, deeds, conveyances, assignments, recordings, filings, transfers and assurances as may be reasonably necessary for the better assuring, conveying, granting, assigning and confirming all and singular the rights of the GSEs hereunder or payment of the obligations of the Issuer arising under or pursuant to this Agreement, or intended so to be, or which the Issuer may hereafter become bound to pledge or assign thereto, including the maintenance of the security interests in the Revenues created pursuant to the Indenture.

Section 7.19. Disclosure to Participants.  The Issuer shall permit each GSE to disclose any information received by such GSE in connection herewith, including without limitation the financial information described in Section 7.3 hereof, to any Participants; provided, that the GSE shall require, as a condition to providing any such information to any Participant, an agreement on the part of said Participant to maintain the confidentiality of said information unless said Participant is required to release such information pursuant to any statute, rule, regulation or judicial process or upon the lawful demand of any court or agency having jurisdiction over such Participant.

Section 7.20. Conversions; Defeasance.  The Issuer shall promptly furnish, or cause to be furnished, to each GSE, not later than its furnishing the same to the Remarketing Agent, a copy of any written notice furnished by the Issuer to the Remarketing Agent pursuant to the Indenture indicating a proposed conversion or change of the interest rate on a Series of Bonds to a rate other than a variable rate. The Issuer shall not consummate any such conversion without the prior written consent of each of the GSEs. In addition, the Issuer will not defease, nor allow the defeasance of, the Bonds without having contemporaneously satisfied all of its obligations hereunder, including the Bank Bonds. The Issuer and Trustee hereby recognize that any such conversion of the interest rate mode shall result in a termination of the Credit and Liquidity Facility with respect to the Series of Bonds so converted if the entire Series of Bonds is so corrected.

Section 7.21. Investment Securities.  The Issuer shall not permit any funds invested under the Indenture to be invested in obligations, securities or other investments of a type not included within the categories permitted for such purpose in the Indenture, will comply with the investment guidelines attached hereto as Schedule 3 and will not modify such investment guidelines without the prior written consent of the GSEs.

Section 7.22.  [Reserved.]

Section 7.23. Maintenance of Tax-Exempt Status of the Bonds.  Solely with respect to those Series of Bonds that bear interest that is intended to be tax exempt, the Issuer will not take any action or omit to take any action which, if taken or omitted, would adversely affect the exclusion from gross income of such interest on those Bonds for purposes of the exemption of such interest from Federal income taxes.

Section 7.24. No Leverage; No Derivatives.  The Issuer shall not acquire any investments with funds pledged to payment of Bonds or amounts due hereunder on margin, nor shall the Issuer enter into any Hedge without the prior written consent of the GSEs.

Section 7.25. Special GSE Program Covenants.  The Issuer covenants that it will:

(a) Not issue new bonds under the Indenture in a variable rate demand, adjustable rate or auction rate mode other than variable rate bonds issued and acquired by the GSEs under the GSEs’ HFA Initiative Program;

(b) Transition, as the market stabilizes, to private liquidity providers or other funding mechanisms that will result in a reduction in the principal amount of Bonds supported by the Credit and Liquidity Facility;

(c) Continuously monitor the market with the objective of converting each Series of Bonds to a fixed rate financing without credit enhancement from the GSEs and effect such a conversion if it can be accomplished at a break even cost to the Issuer, including the cost of terminating any interest rate swap related to such Series of Bonds;

(d) Certify annually on the anniversary date of the Effective Date that a conversion to fixed rate was uneconomical during the prior year;

(e) Prepare documents within six (6) months of the Effective Date that will allow the Issuer to expeditiously convert each Series of Bonds to fixed rate securities if economic conditions permit;

(f) Except as limited by tax law requirements and except for scheduled or other required redemptions, redeem Bank Bonds ahead of any other outstanding bonds issued pursuant to the Indenture;

(g) Apply available excess funds under the Indenture to redeem all Bank Bonds upon expiration of the Credit and Liquidity Facility;

(h) To the extent the Issuer does not have sufficient funds to redeem all Bank Bonds on or before the termination of the Credit and Liquidity Facility, pay the outstanding Bank Bonds over a 10-year period in accordance with the requirements of Section 4.1(b) hereof;

(i) The Issuer shall take all steps necessary to assure that all assets and revenues of any description pledged to the payment of the Bonds and all other bonds issued under the Indenture shall be applied strictly in accordance with, and solely for the purposes and in the amounts specified and permitted by, the terms of the Indenture.

(j) Not exercise any rights it may have to make voluntary withdrawals of cash or other assets from the lien of the Indenture except under the following circumstances and within the following limits:

(i) No withdrawals whatsoever shall be made during any period that Bank Bonds are outstanding (except withdrawals to redeem Bank Bonds);

(ii) The Issuer may withdraw cash from the Indenture to pay ordinary and customary administrative and operating expenses of the Issuer, ordinary and customary operating expenses of any of the indentures of the Issuer (such as, for example, fees and payments due on an interest rate swap entered into by the Issuer) and to fund or reimburse the cost of programs sponsored by the Issuer, subject to each of the following requirements:

(A) either:

(1) the cumulative amount of such withdrawals does not exceed the cumulative withdrawals as projected to the date of such withdrawal in the cash flows most recently submitted to the rating agencies in connection with the then current long term rating of the Bonds; or

(2) prior to and as a condition to such withdrawal, the Issuer obtains and furnishes to the Administrator and to Treasury’s Agent a confirmation from each of the rating agencies maintaining ratings on the Bonds that the proposed withdrawal will not adversely affect the Issuer Bond Rating; and

(B) prior to and as a condition to such withdrawal, the Issuer provides a written certification to the Administrator and to Treasury’s Agent specifying the amount and purpose of the withdrawal and that all requirements of this paragraph (j)(ii) have been met with respect to such withdrawal.

In spite of anything to the contrary contained in this paragraph (j)(ii), no withdrawals whatsoever shall be made under this paragraph (j)(ii) during any period when any of the Issuer Bond Ratings are below the level of [“Baa3” or “BBB-” for Single Family] [A3 or A- for Multi Family] or has been suspended or withdrawn;

(iii) The Issuer may withdraw cash or other assets from the Indenture for any purpose of the Issuer other than as set out in paragraph (j)(ii) above, subject to each of the following requirements:

(A) prior to and as a condition to such withdrawal, the Issuer obtains and furnishes to the Administrator and to Treasury’s Agent a confirmation from each of the rating agencies maintaining ratings on the Bonds that the rating on the Bonds will be not less than the Issuer Bond Rating in effect on the date of this Agreement, in each case with a rating outlook that is either “stable” or “positive” or the equivalent;

(B) the cash or other assets withdrawn from the lien of the Indenture pursuant to this paragraph (f)(iii) are retained by the Issuer within its funds and accounts or are expended to further the mission or otherwise for the benefit of the Issuer; and

(C) prior to and as a condition of such withdrawal, the Issuer provides a written certification to the Administrator and to Treasury’s Agent specifying the amount and purpose of the withdrawal and that all requirements of this paragraph (j)(iii) have been met with respect to such withdrawal.

(k) No later than 90 days prior to the stated expiration date of the Credit and Liquidity Facility either: (i) refinance or defease the Bonds; (ii) provide a substitute liquidity facility; or (iii) convert the Bonds to a fixed interest rate. The Issuer agrees and acknowledges that failure to effect either (i), (ii) or (iii) above will result in a mandatory tender in whole of the Bonds on or prior to the stated expiration date of the Credit and Liquidity Facility.

(l) With respect to the purchase, origination, enforcement and servicing of mortgage loans and mortgage — backed securities (“MBS”) the Issuer shall:

(i) originate or cause to be originated, mortgage loans and purchase, or cause to be purchased, MBS in a manner consistent with applicable state law, the Indenture and any supplements thereto, and such other related documents by which the Issuer is bound;

(ii) cause all mortgage loans to be serviced pursuant to the servicing requirements of the Issuer, GNMA, FHA Fannie Mae and Freddie Mac, as applicable, or any other party providing credit support in respect of any mortgage loans held under the Indenture;

(iii) diligently take all steps necessary or desirable to enforce all terms of the mortgage loans, MBS, loan program documents and all such other documents evidencing obligations to the Issuer; and

(iv) diligently take all actions consistent with sound mortgage loan origination, purchase and servicing practices and principles as may be necessary to receive and collect sufficient revenues to pay debt service when due on the Bonds.

ARTICLE VIII

EVENTS OF DEFAULT

The occurrence of any of the following events shall constitute an “Event of Default”:

Section 8.1. Payments.  Any principal of, or interest on, any Bond (including any Bank Bond) shall not be paid when due (disregarding for such purposes payments made from Credit Enhancement Advances); or

Section 8.2. Fee Payments; Reimbursement.  The Issuer shall fail to pay any amount owing under Section 2.2, 3.7 or 4.1 hereof when and as the same shall become due; or

Section 8.3. Representations.  Any representation or warranty made or deemed to be made to the GSEs by or on behalf of the Issuer in this Agreement or in any Related Document or in any certificate or statement delivered hereunder or thereunder shall be incorrect or untrue in any material respect when made or deemed to have been made; or

Section 8.4. Certain Covenants.  The Issuer shall fail to observe or perform any covenant or agreement of the Issuer set forth in Sections 7.1 to the extent it relates to the payment of obligations, 7.2(b) and (c), 7.5, 7.6, 7.7, 7.8, 7.11, 7.12, 7.14, 7.15, 7.17, 7.20, 7.21, 7.24, and 7.25(a), (f), (g) and (j) hereof; or

Section 8.5. Other Covenants.  The Issuer shall default in the due performance or observance of any other term, covenant or agreement contained (or incorporated by reference) or there is any Default in this Agreement (other than those referred to in Sections 8.1, 8.2, 8.3, and 8.4 hereof) and such Event of Default or Default shall remain unremedied for a period of thirty (30) days after the GSEs shall have given written notice thereof to the Issuer; or

Section 8.6. Insolvency.  (a) The Issuer shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its Debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Issuer shall make a general assignment for the benefit of its creditors; or (b) there shall be commenced against the Issuer any case, proceeding or other action of a nature referred to in clause (a) above which (i) results in an order for such relief or in the appointment of a receiver or similar official or (ii) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (c) there shall be commenced against the Issuer, any case, proceeding or other action seeking issuance of a warrant of attachment, execution, rehabilitation, distraint or similar process against all or any substantial part of its assets (including the Security), which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (d) the Issuer shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (a), (b) or (c) above; or (e) the Issuer shall generally not, or shall be unable to, and so admit in writing its inability to, pay its Debts; or (f) a moratorium, restructuring, adjustment or comparable extraordinary restriction shall have been declared (whether or not in writing) with respect to the Bonds or Parity Debt of the Issuer by the Issuer or the State (including, without limitation, any of the executive, legislative or judicial branches of government thereof) or any federal government agency or authority having jurisdiction over the Issuer; or

Section 8.7. Invalidity.  (a) Any provision of the Act, this Agreement, the Indenture, the Bonds or any Parity Debt relating to the payment of the principal of or interest on the Bonds (including any Bank Bonds) or any Parity Debt or the Security therefor shall at any time and for any reason cease to be valid and binding on the Issuer as a result of (i) finding or ruling, (ii) enactment or adoption of legislation, (iii) issuance of an executive order or (iv) entry of a judgment or decree, in each instance, by a Governmental Agency having appropriate jurisdiction over the Issuer that such a provision is null and void, invalid or unenforceable; or (b) the Issuer shall have taken or permitted to be taken any official action which would adversely affect the enforceability of this Agreement, the Bonds, the Act, the Indenture or any Parity Debt relating to the payment of the principal or interest on the Bonds (including any Bank Bonds) or any Parity Debt or the Security therefor or results in a repudiation of its obligation to pay the Bonds (including any Bank Bonds); or (c) the Issuer (i) challenges the validity or enforceability of any provision of this Agreement, the Bonds, the Act, the Indenture or any Parity Debt relating to or otherwise affecting (A) the obligation to pay the principal of or interest on the Bonds, the Bank Bonds or any Parity Debt or (B) the Security available for repayment of the principal of or interest on the Bonds, the Bank Bonds or any Parity Debt or (ii) seeks an adjudication that any provision of this Agreement, the Act, the Indenture, the Bonds or any Parity Debt relating to or otherwise affecting (A) the Issuer’s obligation to pay the principal of or interest on the Bonds, the Bank Bonds or any Parity Debt or (B) the Security available for repayment of the principal of or interest on the Bonds, the Bank Bonds or any Parity Debt is not valid and binding on the Issuer; or

Section 8.8. Ratings Withdrawal or Suspension.  Each of Moody’s, Fitch and S&P shall have (a) withdrawn their long-term ratings of the Bonds or any unenhanced Parity Debt for any credit related reasons; or (b) suspended their long-term ratings of the Bonds or any unenhanced Parity Debt for any credit related reasons; or

Section 8.9. Default on Other Obligations.  The Issuer shall fail to pay when due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any Parity Debt, or any interest or premium thereon, and such failure shall continue beyond any applicable period of grace specified in any underlying resolution, indenture, contract or instrument providing for the creation of or concerning such Parity Debt, or pursuant to the provisions of any such resolution, indenture, contract or instrument, the maturity of any Parity Debt shall have been or, as a result of a payment default of any nature, may be accelerated or shall have been, or, as a result of a payment default of any nature, may be required to be prepaid prior to the stated maturity thereof; or

Section 8.10. Judgment.  A final non-appealable judgment or order for the payment of money that exceeds $5,000,000 in aggregate shall have been rendered against the Issuer and shall be payable from or attach to the Revenues or other monies pledged to the payment of the Bonds under the Indenture, and such judgment or order shall not have been satisfied within a period of 30 days from the date on which such judgment was rendered; or

Section 8.11. Maintenance of Tax-Exempt Status of the Bonds.  Solely with respect to those Series of Bonds that bear interest that is intended to be tax exempt, the issuance of a Proposed Determination by the Internal Revenue Service which, if not terminated, revoked or omitted, would adversely affect the exclusion from gross income of such interest on those Bonds for purposes of the exemption of such interest from Federal income taxes; or

Section 8.12. Event of Default Under Related Documents.  An event of default shall occur and be continuing under any Related Documents.

Section 8.13. Remedies.

(a) Upon the occurrence of any Event of Default, the GSEs may, in a written notice executed by both GSEs, declare all accrued and unpaid amounts payable to them hereunder to be immediately due and payable (other than payments of principal of and interest on Bank Bonds, acceleration rights with respect to which are governed by the Indenture), and the GSEs shall have all remedies provided at law or in equity, including, without limitation, specific performance; provided, however, the GSEs agree to fund Advances under the Credit and Liquidity Facility notwithstanding the occurrence of an Event of Default.

(b) Upon the occurrence of any Event of Default, the GSEs may, in a written notice executed by both GSEs, give notice to the Tender Agent and Trustee of their election to require the Tender Agent/Trustee to cause a Mandatory Tender of all of Bonds of each applicable Series.

(c) The remedies provided in (a) and (b) above are not exclusive, and the GSEs hereby reserve the right and shall have the right to pursue any other available remedies, whether provided by law, equity, in any Related Document or this Agreement.

ARTICLE IX

OBLIGATIONS ABSOLUTE

Section 9.1. Obligations Absolute.  The obligations of the Issuer under this Agreement shall be absolute, unconditional and irrevocable and shall be paid or performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances:

(a) to the extent permitted by applicable law, any lack of validity or enforceability of this Agreement or any Related Document or any other agreement or instrument delivered in connection herewith or therewith;

(b) any amendment or waiver of or any consent to departure from, the terms of any of the Related Documents;

(c) the existence of any claim, set-off, defense or other right which the Issuer may have at any time against the Tender Agent, the Trustee, the Remarketing Agent, the GSEs or any other Person, whether in connection with this Agreement, the Related Documents or any unrelated transaction; provided, however, that nothing herein contained shall prevent the assertion of such claim by separate suit;

(d) any statement or any other document presented other than by the GSEs under this Agreement or any of the Related Documents proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; or

(e) any other circumstances or happening whatsoever, whether or not similar to any of the foregoing.

ARTICLE X

MISCELLANEOUS

Section 10.1. Amendments; Liability of the GSEs.

(a) No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Issuer therefrom, shall in any event be effective unless the same shall be in writing and signed by each of the GSEs, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) With respect to each GSE, to the extent permitted by law, the Issuer assumes all risks of the acts or omissions of the Tender Agent, the Trustee, the Remarketing Agent and any of their agents in respect of their use of this Agreement or the Credit and Liquidity Facility or any amounts made available by a GSE under the Credit and Liquidity Facility. Neither of the GSEs nor any of its officers or directors shall be liable or responsible for: (i) the use which may be made of this Agreement or any amounts made available by the GSEs under the Credit and Liquidity Facility or for any acts or omissions of the Trustee, the Tender Agent or the Remarketing Agent or their agents in connection therewith; (ii) the validity, sufficiency or genuineness of documents, or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; or (iii) any other circumstances whatsoever in making or failing to make payment under the Credit and Liquidity Facility, except only that the Issuer shall have a claim against a GSE, and such GSE shall be liable to the Issuer to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Issuer which the Issuer proves (as evidenced by a final decision by a court of competent jurisdiction) were caused by such GSE’s gross negligence or willful failure to make payment under the Credit and Liquidity Facility strictly in accordance with the terms thereof. In furtherance and not in limitation of the foregoing, each GSE may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

(c) The Issuer assumes all risks associated with the acceptance by each GSE of documents received by telecommunication, it being agreed that the use of telecommunication devices is for the benefit of the Issuer and that each GSE assume no liabilities or risks with respect thereto.

Section 10.2. Costs and Expenses.

(a) To the extent permitted by law, the Issuer agrees to reimburse each of the GSEs in respect of all reasonable out-of-pocket costs, charges and expenses (including reasonable attorneys’ fees) arising in connection with the preparation, execution, delivery, administration and enforcement of, preservation of rights in connection with a workout, restructuring or default under an amendment or waiver with respect to, this Agreement, the Bonds, the Credit and Liquidity Facility and the other Related Documents.

(b) To the extent permitted by law, the Issuer agrees to indemnify and hold harmless each GSE, its officers, directors, employees and agents (each an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, reasonable costs or expenses whatsoever which an Indemnified Party may incur (or which may be claimed against an Indemnified Party by any Person) by reason of or in connection with the execution and delivery of and consummation of the transactions contemplated under this Agreement and the Related Document, including, without limitation, (i) the offering, sale, remarketing or resale of Bonds (including, without limitation, by reason of any untrue statement or alleged untrue statement contained or incorporated by reference in any preliminary official statement or official statement, or in any supplement or amendment thereof, prepared with respect to the Bonds, or the omission or alleged omission to state therein a material fact necessary to make such statements, in the light of the circumstances under which they are or were made, not misleading or the failure to deliver a preliminary official statement or an official statement to any offeree or purchaser of Bonds) and (ii) the execution and delivery of, or payment or failure to pay by any Person (other than a GSE as and when required by the terms and provisions hereof) under, this Agreement; provided, however, that the Issuer shall not be required to indemnify a GSE for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (a) the willful misconduct or gross negligence of such GSE (including without limitation, failure of a GSE to honor its obligations to advance funds upon the satisfaction of the applicable conditions precedent set forth in the Credit and Liquidity Facility and in accordance with the terms of the Credit and Liquidity Facility ) or (b) the material inaccuracy of any information included or incorporated by reference in any official statement referred to in Section 6.8 hereof concerning a GSE which was furnished in writing by a GSE expressly for inclusion or incorporated by reference therein. Nothing in this Section 10.2 is intended to limit the obligations of the Issuer under the Bonds or of the Issuer to pay its obligations hereunder and under the Related Documents.

(c) The provisions of this Section 10.2 and Sections 3.8 and 3.9 hereof shall survive the termination of this Agreement and the payment in full of the Bonds and the obligations of the Issuer hereunder. Each GSE shall notify the Issuer of any amounts which are owed to such party pursuant to this Section 10.2.

Section 10.3. Notices.  Unless otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto or referred to herein shall be deemed to have been given (i) in the case of notice by letter, when delivered by hand or four (4) days after the same is deposited in the mails, first class postage prepaid, and (ii) in the case of notice by telecopier or e-mail, when sent, receipt confirmed, addressed to them as follows or at such other address as any of the parties hereto may designate by written notice to the other parties hereto and the Remarketing Agent:

Issuer:	[HOUSING FINANCE AGENCY] Attention: Executive Director [ADDRESS]

Freddie Mac, with a copy to U.S. Department of the Treasury, Treasury’s Agent and the Custodian at the below addresses:	Federal Home Loan Mortgage Corporation Attention: Brian Cosker/Thomas Fuqua 1551 Park Run Drive MS D5N McLean, VA 22102

with a copy to:

hfa_credit&liquidity_notices@freddiemac.com

Fannie Mae, with a copy to U.S. Department of the Treasury, Treasury’s Agent and the Custodian at the below addresses:	Fannie Mae Attention: Carl W. Riedy, Jr. Vice President for Public Entities Channel Housing and Community Development 3900 Wisconsin Avenue, NW Washington, D.C. 20016

and

Attention: Douglas G. Higgs Director, Operations E-mail: douglas_g_higss@fanniemae.com with a copy to:

hfa_credit&liquidity_notices@fanniemae.com

Trustee and Tender Agent:	[TRUSTEE] [ADDRESS] Attention: Corporate Trust Services Telephone: Telecopy:

Remarketing Agent:	[REMARKETING AGENT] [ADDRESS] Attention: Short Term Finance Manager Telephone: Telecopy:

Treasury:	U.S. Department of the Treasury 1500 Pennsylvania Avenue, N.W. Washington, D.C. 20220 Attention: Fiscal Assistant Secretary
re: Housing Finance Agencies Initiative

and

Attention: Assistant General Counsel
(Banking and Finance) re: Housing Finance Agencies Initiative

Treasury’s Agent:	Attention: Lillian G. White JPMorgan Chase Bank, N.A. 1 Chase Manhattan Plaza, Floor 19 New York, New York

Telephone: (212) 552-2392 Telecopy: (212) 552-0551 E-Mail: Lillian.G.White@jpmorgan.com]

Administrator/Custodian:	U.S. Bank National Association EP-MN-WS3T 60 Livingston Avenue St. Paul, MN 55107 Attention: TFM/HFA Initiative E-mail: usbhfa@usbank.com

Section 10.4. Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Issuer, the Trustee, the Tender Agent and each GSE, and their respective successors, endorsees and assigns, except that, as long as this Agreement is in effect and each GSE is not in default hereunder, the Issuer may not assign or transfer its rights or obligations hereunder without the prior written consent of the GSEs. Each GSE may grant a participation to any financial institution or governmental entity in all or any part of, or any interest (undivided or divided) in, such GSE’s rights and benefits under this Agreement, any Bonds owned by it and the other Related Documents, and to the extent of that participation such Participant shall, except as set forth in the following clause (ii), have the same rights and benefits against the Issuer hereunder as it would have had if such Participant were a direct party hereto; provided that (i) no such participation shall affect the obligations of a GSE to make advances as required by the Credit and Liquidity Facility; (ii) the Issuer shall be required to deal only with each GSE with respect to any matters under this Agreement and no such Participant shall be entitled to enforce directly against the Issuer any provision hereunder; (iii) no Participant shall be entitled to recover amounts hereunder in excess of any amounts to which a GSE is entitled to recover hereunder; and (iv) such Participant shall not be any Person registered as an investment company under the Investment Company Act of 1940, as amended, substantially all of the assets of which are invested in obligations exempt from federal income taxation under Section 103 of the Code or any similar or successor provision.

The obligations of a GSE under the Credit and Liquidity Facility or any part thereof may be assigned by a GSE to any financial institution only with the prior written consent of the Issuer and the prior written confirmation of the existing ratings by each Rating Agency then rating the Bonds.

Section 10.5. Governing Law; Waiver of Jury Trial; Venue.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE RULES OF CONFLICTS OF LAWS.

(b) TO THE FULLEST EXTENT PERMITTED BY LAW, THE ISSUER, THE TRUSTEE, THE TENDER AGENT, FREDDIE MAC AND FANNIE MAE WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY GSE-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE ISSUER, THE TRUSTEE, THE TENDER AGENT, AND THE GSEs AGREE THAT

ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND ANY OTHER DOCUMENTS DELIVERED IN CONNECTION THEREWITH. TO THE FULL EXTENT PERMITTED BY LAW, EACH OF THE ISSUER, THE TRUSTEE, THE TENDER AGENT, AND THE GSEs HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE RELATED DOCUMENTS.

(c) THE ISSUER, THE TRUSTEE, THE TENDER AGENT, FREDDIE MAC AND FANNIE MAE HEREBY AGREE THAT ANY LITIGATION INVOLVING ENFORCEMENT OF THE PROVISIONS HEREOF SHALL BE BROUGHT IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY LAW, CONSENTS TO THE JURISDICTION OF SUCH COURT.

Section 10.6. No Waivers, Amendments, Etc.  No provision of this Agreement shall be waived, amended or supplemented except by a written instrument executed by the parties hereto.

Section 10.7. Counterparts.  This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 10.8. Source of Funds.  The GSEs agree that all funds provided by either under the Credit and Liquidity Facility will be paid from funds of the GSEs and not directly or indirectly from funds or collateral on deposit with or for the account of, or pledged with or for the account of, the GSEs by the Issuer.

Section 10.9. Term of the Agreement.

(a) Term.  The term of this Agreement shall be until the later of (x) the termination or expiration of the Credit and Liquidity Facility and (y) the payment in full of the principal of and interest on all Bank Bonds and all other amounts due hereunder.

(b) No Extension.  No extension of the term of the Credit and Liquidity Facility will be offered by the GSEs.

Section 10.10. Headings.  Section headings in this Agreement (the texts of which are set forth in the Table of Contents hereof) are included herein for convenience of reference only and shall not have any effect for purposes of interpretation or construction of the terms of this Agreement.

Section 10.11. Complete and Controlling Agreement.  This Agreement and the other Related Documents completely set forth the agreements between the GSEs and the Issuer and completely supersede all prior agreements, both written and oral, between GSEs and the Issuer relating to the matters set forth herein and in the Related Documents.

Section 10.12. Losses Relating to Telephonic Notices.  The Issuer hereby agrees to compensate the GSEs for the loss of use of funds in the event the GSEs disburse funds under the Credit and Liquidity Facility (a) in any attempt to make purchases of Bonds based upon telephonic requests made by any Person or Persons which the GSEs in good faith believes to be the Tender Agent or its designees (but the foregoing shall not imply any standard of care against the GSEs with respect to requests made in any other manner, except as otherwise expressly agreed herein), and (b) in any amount in excess of that actually required to purchase Bonds due to the Tender Agent incorrectly stating such amount in its Purchase Notice (to the extent such loss of use of funds is not covered by Section 3.3(b) hereof). A certificate of the GSEs as to the amount of any such loss shall be conclusive, absent manifest error. The Issuer shall be entitled to payment and reimbursement by the Tender Agent for the amount of such loss that resulted from the negligence or misconduct of the Tender Agent.

Section 10.13. Severability.  If any provision of this Agreement shall be held or deemed to be or shall in fact be illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative or unenforceable to any extent whatever.

Section 10.14. Notices to, and Independent Rights of, the GSEs.  Each GSE is entitled to each notice required to be given hereunder and notice to one GSE shall not constitute notice to the other GSE nor shall it satisfy a requirement that the GSEs be provided notice of an event. Each GSE shall be entitled to exercise its rights hereunder independently and no consent, approval or waiver which is required of the GSEs hereunder shall be effective unless provided by each GSE separately.

[signature pages immediately follow]

IN WITNESS WHEREOF, the parties hereto have caused this Reimbursement Agreement to be duly executed and delivered by their authorized representatives as of the Effective Date.

[HOUSING FINANCE AGENCY]

By:
Name:
Title: Executive Director

[TRUSTEE], acting hereunder not in its individual capacity but solely as Trustee and Tender Agent

By:
Name:
Title: Vice President

FEDERAL HOME LOAN MORTGAGE CORPORATION

By:
Name:
Title:

FANNIE MAE

By:
Name:
Title:

EXHIBIT A

CERTIFICATE FOR ISSUER REIMBURSEMENT OF ADVANCE(S) AND/OR
PAYMENT OF INTEREST ON BANK BONDS

Fannie Mae (“Fannie Mae”) 3900 Wisconsin Avenue Washington, D.C. 20016 Attention: Carl W. Riedy, Jr./Douglas G. Higgs	JPMorgan Chase Bank, N.A. (the “Treasury’s Agent”) 1 Chase Manhattan Plaza, Floor 19 New York, New York 10005 Attention: Lillian G. White

Federal Home Loan Mortgage Corporation (“Freddie Mac”) 1551 Park Run Drive MS D5N McLean, VA 22102 Attention: Brian Cosker/Thomas Fuqua	U.S. Bank National Association (the “Administrator”) EP-MN-WS3T 60 Livingston Avenue St. Paul, MN 55107 Attention: TFM/HFA Initiative

[BOND TRUSTEE] (the “Trustee”) [ADDRESS] [ADDRESS] Attention:

Re:	Standby Irrevocable Temporary Credit and Liquidity Facility (the “Credit and Liquidity Facility”) and Reimbursement Agreement (the “Reimbursement Agreement”, together with the Credit and Liquidity Facility, the “TCLF Documents”) relating to the Series of Bonds identified below (“Series of Bonds” or “Bond Series”)
[LIMIT OF ONE BOND SERIES PER CERTIFICATE]

Date of Certificate:
Issuer:
Bond Series: [ENTER TITLE OF BONDS, INCLUDING SERIES DESIGNATION]
Fannie Mae Loan No.:
Freddie Mac Loan No.:
Bond Series CUSIP No.:
Bond Series Bank Bond CUSIP No.:

The undersigned, a duly authorized signatory of the [HOUSING FINANCE AGENCY] (the “Issuer”) hereby certifies to Fannie Mae and Freddie Mac (together, the “GSEs”), to [BOND TRUSTEE] (the “Trustee”) and to U.S. Bank National Association, as Administrator under that Administrative Agreement dated as of December 9, 2009 among the GSEs and the Administrator (the “Administrator”), with reference to the TCLF Documents, as follows:

On the date set forth above, the undersigned [is making] [hereby directs the Trustee to make] the following reimbursement or payment to the Administrator pursuant to the TCLF Documents:

(1). Total Amount of Reimbursement of Advance(s) and/or Payment of Interest on Bank Bonds. The undersigned [is transferring] [hereby directs the Trustee to transfer] the amount of $           to the Administrator pursuant to the TCLF Documents.

(2). Breakdown of Reimbursement of Advance(s) and/or Payment of Interest on Bank Bonds. Of the total amount set forth in Paragraph 1:

(a) $           is for payment of interest on Bank Bonds. [Issuer: If the total amount listed in Paragraph 1 is for payment of interest on Bank Bonds, then you should skip Paragraph 3 below and move to Paragraph 4]

[AND/OR]

(b) $           is for reimbursement of one or more Advance(s). [Issuer: if the amount listed in this Paragraph 2(b) is for reimbursement of a Liquidity Advance, this amount should include only the purchase price of Bank Bonds purchased pursuant to a Liquidity Advance and should not include interest that has accrued on Bank Bonds from the date of such Liquidity Advance, which amount should be listed under Paragraph 2(a) above). [Issuer: If any amount is listed under this Paragraph 2(b), then you should fill out Paragraph 3 below]

(3). [This Paragraph 3 To be completed only if the Issuer has listed an amount under Paragraph 2(b) above]:

Type of Advance(s) Reimbursed.  The amount transferred pursuant to Paragraph 1 is for reimbursement of the following type(s) of Advances pursuant to the TCLF Documents:

(Issuer: check applicable box or boxes and fill in allocations)

☐	Debt Service Advance. (If checked, check appropriate box below)

☐	The total amount set forth in Paragraph 1 is for reimbursement of a Debt Service Advance. OR

☐	$ out of the total amount set forth in Paragraph 1 is for reimbursement of a Debt Service Advance.

☐	Liquidity Advance. (If checked, check appropriate box below)

☐	The total amount set forth in Paragraph 1 is for reimbursement of a Liquidity Advance. OR

☐	$ out of the total amount set forth in Paragraph 1 is for reimbursement of a Liquidity Advance.

☐	Mandatory Tender Advance. (If checked, check appropriate box below)

☐	The total amount set forth in Paragraph 1 is for reimbursement of a Mandatory Tender Advance. OR

☐	$ out of the total amount set forth in Paragraph 1 is for reimbursement of a Mandatory Tender Advance.

(4). Administrator Wiring Instructions. On the date hereof, the undersigned [is transferring][hereby directs the Trustee to transfer] in immediately available funds the amounts described in Paragraphs 1, 2 and 3 above to the account of the Administrator set forth below:

Administrator Wiring Instructions:

Financial Institution:  [TO BE PROVIDED BY Administrator]
Account Holder:  [TO BE PROVIDED BY Administrator]
ABA Routing Number:  [TO BE PROVIDED BY Administrator]
Account Number:  [TO BE PROVIDED BY Administrator]

Any capitalized, but undefined, term used in this Certificate is used as defined in the TCLF Documents.

The Issuer hereby certifies that it is simultaneously providing a copy of this Certificate to the Treasury’s Agent and the Trustee.

IN WITNESS WHEREOF, the [HOUSING FINANCE AGENCY] has executed and delivered this Certificate as of the    day of           ,      .

[HOUSING FINANCE AGENCY]

By:
Authorized Signatory

EXHIBIT B
CERTIFICATE FOR ISSUER PAYMENT OF FACILITY FEE AND OTHER FEES

Fannie Mae (“Fannie Mae”) 3900 Wisconsin Avenue Washington, D.C. 20016 Attention: Carl W. Riedy, Jr./Douglas G. Higgs	JPMorgan Chase Bank, N.A. (the “Treasury’s Agent” 1 Chase Manhattan Plaza, Floor 19 New York, New York 10005 Attention: Lillian G. White

Federal Home Loan Mortgage Corporation (“Freddie Mac”) 1551 Park Run Drive MS D5N McLean, VA 22102 Attention: Brian Cosker/Thomas Fuqua	U.S. Bank National Association (the “Administrator”) EP-MN-WS3T 60 Livingston Avenue St. Paul, MN 55107 Attention: TFM/HFA Initiative

[BOND TRUSTEE] (the “Trustee”)
[ADDRESS]
[ADDRESS]
Attention:

Re:	Standby Irrevocable Temporary Credit and Liquidity Facility (the “Credit and Liquidity Facility”) and Reimbursement Agreement (the “Reimbursement Agreement”, together with the Credit and Liquidity Facility, the “TCLF Documents”) relating to the Series of Bonds identified on the attached Schedule 1 (each, a “Series of Bonds” or “Bond Series”)

[Issuer: Attach the current version of Schedule 1 to the Reimbursement agreement]

Date of Certificate:
Issuer:

The undersigned, a duly authorized signatory of the [HOUSING FINANCE AGENCY] (the “Issuer”) hereby certifies to Fannie Mae and Freddie Mac (together, the “GSEs”), to [BOND TRUSTEE] (the “Trustee”) and to U.S. Bank National Association, as Administrator under that Administrative Agreement dated as of December 9, 2009 among the GSEs and the Administrator (the “Administrator”), with reference to the TCLF Documents, as follows:

On the date set forth above, the undersigned [is making] [hereby directs the Trustee to make] the following payment to the Administrator pursuant to the TCLF Documents:

(1). Total Amount of Payment. The undersigned [is transferring] [hereby directs the Trustee to transfer] the amount of $           to the Administrator pursuant to the TCLF Documents.

(2). (a) Payment of Facility Fee. The amount transferred pursuant to Paragraph 1 is for payment of the Facility Fee under the Reimbursement Agreement. [OR]

(b) Payment of Other Fees. The amount transferred pursuant to Paragraph 1 is for payment of the fee(s) due pursuant to Section [     ] of the Reimbursement Agreement.

(3). Administrator Wiring Instructions. On the date hereof, the undersigned [is transferring][hereby directs the Trustee to transfer] in immediately available funds the amounts described in Paragraphs 1 and 2 above to the account of the Administrator set forth below:

Administrator Wiring Instructions:

Financial Institution:  [TO BE PROVIDED BY Administrator]
Account Holder: [TO BE PROVIDED BY Administrator]
ABA Routing Number:  [TO BE PROVIDED BY Administrator]
Account Number: [TO BE PROVIDED BY Administrator]

(4). Schedule 1. The Issuer hereby certifies that the “Schedule 1” attached hereto is the Schedule 1 to the Reimbursement Agreement, as such schedule has been amended or modified pursuant to the terms of the Reimbursement Agreement.

Any capitalized, but undefined, term used in this Certificate is used as defined in the TCLF Documents.

The Issuer hereby certifies that it is simultaneously providing a copy of this Certificate to the Treasury’s Agent and the Trustee.

IN WITNESS WHEREOF, the [HOUSING FINANCE AGENCY] has executed and delivered this Certificate as of the    day of           ,      .

[HOUSING FINANCE AGENCY]

By:
Authorized Signatory

[Issuer: Attach the current version of Schedule 1 to the Reimbursement agreement]

SCHEDULE 1

To Reimbursement Agreement dated as of [DATE], among [ISSUER], [TRUSTEE], Fannie Mae and Freddie Mac, concerning the [NAME OF BONDS] and the specified Series of Bonds identified below.

[Each column corresponds to a Series of Bonds.]

Bond Series Designation:

Rating Agency/ Issuer Bond Rating on Bond Series:

CUSIP:

Bank Bond CUSIP:

Fannie Mae Loan No.:

Freddie Mac Loan No.:

Outstanding Principal Amount:	$		$		$		$

Remarketing Agent:

Maximum Interest Rate:		%		%		%		%

Bond Interest Payment Dates:

Series Maturity Date:

CLF Effective Date for Series:[1]

CLF Expiration Date for Series:[2]

Principal Portion of CLF:	$		$		$		$
Fannie mae:	$		$		$		$
Freddie mac:	$		$		$		$

Interest Portion of CLF:	$		$		$		$
Fannie mae:	$		$		$		$
Freddie mac:	$		$		$		$

Available Amount of CLF:	$		$		$		$
Fannie mae:	$		$		$		$
Freddie mac:	$		$		$		$

1 This date must be on or before January 29, 2010.

2 This date must be no later than the first to occur of (a) the third anniversary of the Effective Date or (b) December 31, 2012.

Days of Required Interest Coverage:	Days	Days	Days	Days

Identify any Existing Credit Enhancement for Series:

day count basis for series:

Applicable to all Series of Bonds covered by the Credit and Liquidity Facility (“CLF”):

1. Bond Interest Calculation Convention (i.e., 30/360):

2. Type of Loan Collateral (i.e., single-family, multifamily, mixed):

3. If single-family, is it whole loan, MBS or mixed?:

4. Facility Fee Rate per annum:

First Year:

Second Year:

Third Year:

5. Facility Fee Payment Due Dates:

6. Aggregate Amounts for all Bond Series:

Available Amount: $

Principal Portion: $

Interest Portion: $

SCHEDULE 2

HEDGES, COUNTERPARTIES, COUNTERPARTY RATINGS, TERMINATION EVENTS,
COLLATERALIZATION REQUIREMENTS

Outstanding
		Swap		Counterparty Ratings	Termination	Collateral
Bond Series	Hedge	Notional	Counterparty	(Moody’s/S&P/Fitch)	Events	Requirements

	See (1) below				See (2) Below	See (3) Below

(1)	[All Hedges relating to a Series of Bonds are floating rate to fixed rate interest swaps. The Issuer pays a fixed rate and receives a percentage of [one (1) month LIBOR].]

(2)	[Termination events are governed by the Master ISDA Agreements between the Issuer and the Counterparties.]

[Generally, termination events are caused by [Illegality, Credit Event upon Merger] or [ADDITIONAL TERMINATION EVENTS] [the long term rating of either party from S&P or Moody’s is withdrawn, suspended or falls to or below BBB+/Baa1, respectively]

(3)	Collateral Thresholds — The Issuer is required to post if Mark to Market exceeds :

Counterparty	Threshold
$
$

SCHEDULE 3

ISSUER INVESTMENT GUIDELINES

SCHEDULE 4

QUARTERLY PORTFOLIO COMPOSITE
AND PERFORMANCE INFORMATION
(      QUARTER)

Issuer Name:

Specific Indenture Name:

Single family/Multifamily Breakdown:	____%/____%

MBS/Whole Loan Breakdown:	____%/____%

Ratings

Issuer Bond Rating

Bond Series Designation	Fitch	Moody’s	S&P

Agency Mortgage-Backed Securities

FNM	FRE	GN1	GN2

%	%	%	%

[remainder of page intentionally left blank]

Whole Loan

Loan Type

Composite Percentage

Interest Only	%

Step Rate	%

30-Year Term	%

40-Year Term	%

Other Term	%

Total Term	%

Other Non-Conforming (specify in separate attachment)%

Mortgage Insurance

	Composite Percentage	Current Lowest Rating

FHA	%	—

VA	%	—

RDA	%	—

Total Gov’t	%	—

PMI (by company)%		—

[ ]	%

[ ]	%

[ ]	%

[ ]	%

Total PMI	%	—

Uninsured	%	—

TOTAL	100%	—

Portfolio Performance

	Previous Quarter	Current Quarter	Percentage Change

60+ Days Delinquent	%	%	%

90+ Days Delinquent	%	%	%

Foreclosure	%	%	%

Real Estate Owned	%	%	%

Indenture Performance

	Two Years Prior	Previous Year	Current Year	Percentage Change (Previous vs. Current)

Profitability				%

Asset Coverage Ratio				%

Debt Coverage Ratio				%

Outstanding Bonds	$	$	$	%

Cash as of% of
Outstanding Bonds	%	%	%	%

Investments as of % of	%	%	%	%

	Two Years Prior	Previous Year	Current Year	Percentage Change (Previous vs. Current)

Outstanding Bonds

[ % Variable Rate Debt]	%	%	%	%

[ % of Variable Rate Debt Swapped]	%	%	%	%

Counterparty Exposure

Name of Counterparty	Two Years Prior	Previous Year	Current Year	Percentage Change (Previous vs. Current)	Current Lowest Rating

[ ]	%	%	%	%

[ ]	%	%	%	%

[ ]	%	%	%	%

[ ]	%	%	%	%